Exhibit 10.5

OPERATION AND MAINTENANCE AGREEMENT

(SABINE PASS LNG FACILITIES)

by and between

Cheniere LNG O&M Services, L.P. (“Operator”)

and

Sabine Pass LNG, L.P. (“Owner”)

i

ARTICLE V. O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES	15

5.1 O&M Employees	15

5.2 Employee Compliance with Regulations	15

5.3 Representative of Operator	15

5.4 Representative of Owner	15

5.5 Commercial Designee	15

5.6 Operator Employment of O&M Employees	16

ARTICLE VI. INFORMATION, REPORTS, AUDITS, RECORDS, FERC AND HOMELAND SECURITY REQUIREMENTS	16

6.1 Information; Project Contracts	16

6.2 Reports and Written Notices	17

6.3 Cooperation With and Reporting to the FERC	17

6.4 Notice of Certain Matters	20

6.5 Notice of Other Matters	20

6.6 Books and Records	20

6.7 Audits	21

6.8 Requirements of Department of Homeland Security	21

ARTICLE VII. MAINTENANCE PROGRAM, OPERATING PLANS AND BUDGETS	22

7.1 Maintenance Program	22

7.2 Operating Plans and Budgets.	22

7.3 Approval of Operating Plans, Budgets, and Maintenance Program	23

7.4 Changes in Plans or Budgets	23

7.5 Monthly Meetings; Modification of Operating Plan	24

7.6 Deviation	25

ARTICLE VIII. RESPONSIBILITY FOR COSTS AND EXPENSES	25

8.1 Owner and Operator Responsibility; Procurement of Materials and Services	25

8.2 Operating Expenses	25

8.3 Limitations	26

8.4 O&M Accounts	27

8.5 Funding of O&M Accounts	27

8.6 Billing Reports; Invoices	27

8.7 Budget Reconciliation	28

8.8 Taxes	28

ARTICLE IX. FEES, AND BONUSES	28

9.1 Fees During Pre-Mobilization Period and Mobilization and Start-Up Period	28

9.2 Fees During the Operating Period	28

9.3 Bonus	28

ARTICLE X. FORCE MAJEURE	29

10.1 Nonperformance	29

10.2 Obligation to Diligently Cure Force Majeure	29

10.3 Effect of Continued Event of Force Majeure	29

ARTICLE XI. EVENTS OF DEFAULT AND REMEDIES	30

11.1 Operator Events of Default	30

11.2 Owner Events of Default	30

11.3 Remedies	30

11.4 Termination Procedure	31

11.6 Successor to Operator	31

11.7 Survival of Certain Provisions	32

ARTICLE XII. INDEMNIFICATION	32

12.1 Loss or Damage to the Facility	32

12.2 Operator Indemnity	32

12.3 Owner Indemnity	33

12.4 Other Indemnity Rules	33

ARTICLE XIII. LIMITATION OF LIABILITY	33

13.1 Limitation of Liability	33

13.2 CONSEQUENTIAL DAMAGES	34

ARTICLE XIV. INSURANCE	34

14.1 Owner’s Insurance	34

14.2 Operator’s Insurance	34

14.3 Other Requirements and Insurance Certificates	34

14.4 Budget	35

14.5 Disclosure of Claims	35

ARTICLE XV. ASSIGNMENT	35

ARTICLE XVI. CONFIDENTIALITY	35

16.1 Confidential Information	35

16.2 Permitted Disclosure	35

16.3 Additional Undertakings of Operator	36

16.4 Public Announcements	36

ARTICLE XVII. EMERGENCIES	36

17.1 Emergencies	36

17.2 Notice; Further Action	36

17.3 Owner’s Notice	37

ARTICLE XVIII. DISPUTE RESOLUTION	37

18.1 Negotiation	37

18.2 Arbitration	37

18.3 Continuation of Work During Dispute	38

ARTICLE XIX. NOTICES	38

19.1 Notice	38

19.2 Effective Time of Notice	38

ARTICLE XX. REPRESENTATIONS AND WARRANTIES	39

20.1 Representations and Warranties by Each Party	39

20.2 Additional Representations and Warranties by Operator	40

ARTICLE XXI. MISCELLANEOUS	40

21.1 Severability	40

21.2 Entire Agreement	40

21.3 Amendment	40

21.4 Additional Documents and Actions	40

21.5 Schedules	40

21.6 Interest for Late Payment	40

21.7 Services Only Contract	40

21.8 Counterparts	41

21.9 Governing Law	41

21.10 No Third Party Beneficiary	41

21.11 No Partnership	41

v

LIST OF SCHEDULES

Schedule 1	DESCRIPTION OF SERVICES
Schedule 2	OPERATING PLAN AND BUDGET INFORMATION
Schedule 3	DESCRIPTION OF INSURANCE COVERAGE
Schedule 4	STANDING PROCEDURES
Schedule 5	LIST OF PROJECT CONTRACTS

OPERATION AND MAINTENANCE AGREEMENT

(SABINE PASS LNG FACILITIES)

THIS OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”), dated February 25, 2005, is between Cheniere LNG O&M Services, L.P., a Delaware limited partnership with its principal place of business in Houston, Texas (“Operator”), and Sabine Pass LNG, L.P., a Delaware limited partnership with its principal place of business in Houston, Texas (“Owner”). Operator and Owner are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

R e c i t a l s:

A. Owner is undertaking to contract for the operation and maintenance of the Facility (as hereinafter defined) located in Cameron Parish, Louisiana.

B. Operator desires to provide operation and maintenance services to the Facility on the terms and conditions set forth in this Agreement.

C. Owner desires to appoint Operator to operate and maintain the Facility on the terms and conditions of this Agreement including the standards of performance established by this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1 Definitions. When used in this Agreement, the following terms shall have the following meanings:

“Actual Operating Expenses” means, with respect to any period, the aggregate of all expenses incurred by Operator in connection with the performance of the Services during such period, including expenses incurred by Operator in accordance with Article XVII in responding to an Emergency.

“Additional Agreement” is defined in Section 6.1.

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by or is under common control with such Person. As used in this definition the terms “control,” “controlled by,” or “under common control with” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person or the power or authority, through the ownership of voting securities, by contract, or otherwise, to direct the management, activities, or policies of such Person.

“Agreement” means this Operation and Maintenance Agreement, as amended from time to time.

“Applicable Laws” means the applicable laws, rules, and regulations, including common law, of any Government Authority.

“Applicable Period” means the Pre-Mobilization Period, the Mobilization and Start-Up Period or the Operating Period, individually or collectively, as the context may require.

“Approved Budget” means for the Pre-Mobilization Period, the Mobilization and Start-Up Period and each Operating Year, the Budget which is part of an Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Approved Maintenance Program” means for each Operating Year, the Maintenance Program as approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Approved Operating Plan” means for the Pre-Mobilization Period, the Mobilization and Start-Up Period and each Operating Year, the Operating Plan approved by Owner pursuant to Article VII, as modified from time to time in accordance with the terms hereof.

“Base Rate” means the interest rate per annum equal to the lesser of (a) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date (or if The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by J.P. Morgan Chase & Co., or any successor thereof, for short term corporate loans in Texas on the applicable date) plus two percent (2%) or (b) the maximum lawful rate from time to time permitted by Applicable Law. The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

“Billing Report” means a monthly report prepared by Operator pursuant to Section 8.6 which shall set forth all amounts reasonably and properly incurred by Operator in the performance of the Services and its obligations under this Agreement during that Month for the Facility and which shall include all amounts reasonably and properly incurred by Operator in respect of the employment of O&M Employees and Subcontractors performing the Services.

“Budget” means for the Pre-Mobilization Period, the Mobilization and Start-Up Period and each Operating Year, the budget comprising part of the Operating Plan for such Operating Year prepared by Operator and submitted to Owner for its approval under Article VII.

“CMMS” is defined in Part 1 Schedule 1.

“Collateral Agent means HSBC Bank USA, National Association, as Collateral Agent under the Credit Agreement.

“Commercial Designee” is defined in Section 5.5.

“Confidential Information” is defined in Section 16.1.

“Contractor” means a party other than Owner or Operator to a Project Contract.

“COTP” is defined in Section 6.8 (a).

“CPI” means the United States Consumer Price Index for All Urban Consumers as published from time to time by the Bureau of Labor Statistics of the U.S. Department of Labor or if such index is no longer published then such other index as Operator may select and Owner shall approve, which approval shall not be unreasonably withheld.

“CPT” means prevailing local time in the Central time zone.

“Credit Agreement” means the Credit Agreement dated February 25, 2005 among the Owner, Societe Generale, as the Agent, the Collateral Agent and the lenders party thereto.

“Customer” means a party to a Terminal Use Agreement with Owner.

“Day” or “day” means each twenty-four (24) Hour period from 00:00:01 a.m. to 24:00:00 p.m. CPT.

“Dispute” means any dispute, controversy or claim (of any and every kind or type whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability or jurisdiction.

“Effective Date” means the date of this Agreement.

“Emergency” means any situation which is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Facility or to any other property located at the Site.

“EPC Contract” means the Engineering, Procurement and Construction Agreement dated December 16, 2004 between the Owner and the EPC Contractor.

“EPC Contractor” means Bechtel Corporation.

“Extension Term” is defined in Section 2.2.

“Facility” means the Sabine Pass LNG Terminal, being Owner’s facilities for the receipt, storage and regasification, and send-out of Natural Gas located in Cameron Parish, Louisiana.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Authorization” means the authorization by the FERC issued on December 21, 2004 granting to Owner the approvals requested in that certain application filed by Owner with the FERC on December 22, 2003, in Docket No. CP04-47-000 (as may be amended from time to time) pursuant to Section 3(a) of the Natural Gas Act and the corresponding regulations of the FERC.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party including the following events:

(a) explosion, fire, nuclear radiation or chemical or biological contamination, hurricane, tropical storm, tornado, lightning, earthquake, flood, unusually severe weather, natural disaster, epidemic, any other act of God, and any other similar circumstance;

(b) war and other hostilities (whether declared or not), revolution, public disorder, insurrection, rebellion, sabotage, or terrorist action;

(c) failure of any third party supplier, where the failure is due to an event which constitutes force majeure under Owner’s or Operator’s contract with that party;

(d) any action taken by any Government Authority after the date of this Agreement, including any order, legislation, enactment, judgment, ruling, or decision thereof;

(e) Labor Disputes; and

(f) major equipment failure;

but (i) no event or circumstance shall be considered to be a Force Majeure Event (x) to the extent such event or circumstance is due to the negligence, gross negligence, breach of this Agreement or willful misconduct of the Party claiming a Force Majeure Event or the Manager (y) if such event would have been avoided or prevented had Operator exercised due diligence in the performance of the Services and (ii) Force Majeure Events shall expressly exclude (x) failure of a Subcontractor to perform its obligations under a Subcontract and (y) a Party’s financial inability to perform hereunder.

“FSA” is defined in Section 6.8(b).

“FSP” is defined in Section 6.8(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Approvals” means all permits, licenses, approvals, certificates, consents, concessions, acknowledgments, agreements, decisions, and other forms of authorizations from, or filing with, or notice to, any Government Authority.

“Government Authority” means any federal, state, local or municipal governmental body, and any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative policy, regulatory, or taxing authority or power, or any court or governmental tribunal.

“Hour” or “hour” means sixty (60) minute intervals in each Day.

“Indexed” means that the amount to be indexed is to be multiplied on each anniversary of the Effective Date by a fraction the numerator of which is the CPI on said anniversary of the Effective Date and the denominator of which is the CPI on the Effective Date.

“Initial Term” is defined in Section 2.2.

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the operation and maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over Owner; (ii) the Society of International Gas Tanker and Terminal Operators; and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

“Labor Costs” means all payroll costs, including salaries, employee benefits and payroll taxes payable by Operator in accordance with the Approved Budget and Operating Plan as well as an allocable portion of all overhead of the employer of each O&M Employee.

“Labor Disputes” means any national, regional, or local labor strikes, work stoppages, boycotts, walkouts, or other labor difficulties or shortages, including any of the foregoing which affects access to the Facility or the ability to ship or receive goods, including spare parts.

“Lien” means any liens for Taxes or assessments, builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, or carrier liens, or other similar liens.

“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages.

“LNG” means Natural Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“LNG Vessel” means an ocean-going vessel suitable for transporting LNG that a Customer uses for transportation of LNG to the Facility.

“Maintenance Program” means the major equipment maintenance program for the Facility prepared by Operator and submitted to Owner for its approval under Section 7.1.

“Main Automation Contractor” means Owner’s contractor responsible for developing an Integrated Business, Information and Control System (IBICS) that will encompass both the operation of the Facility and other related systems.

“Manager” means the Manager under the Management Services Agreement.

Management Services Agreement means the Management Services Agreement of even date herewith between the Owner and Sabine Pass LNG GP, Inc, as Manager.

“Manufacturer’s Recommendations” means the instructions, procedures, and recommendations which are issued by the manufacturer of any equipment used at the Facility relating to the operation, maintenance, or repair of such equipment, and any revisions or updates thereto from time to time issued by the manufacturer.

“Marine Services Company” means the company contracted to provide tug boat and other marine services to the LNG Vessels delivering LNG to the Facility.

“Mobilization and Start-Up Period” means the period from (i) the date as mutually agreed by Owner and Operator after consultation with the EPC Contractor upon which O&M Employees mobilize at the Site through and including (ii) the last day immediately preceding the Substantial Completion Date.

“Mobilization and Start-Up Fee” is defined in Section 9.1.

“Month” means the period beginning at 00:00:01 a.m., CPT, on the first Day of each calendar month and ending at the same time on the first Day of the next succeeding calendar month.

“Natural Gas” means any mixture of hydrocarbons and other gases consisting primarily of methane which at a temperature of sixty degrees Fahrenheit (60°F) and at an absolute pressure of 1.01325 bar is predominately in the gaseous state.

“Notice” is defined in Section 19.1.

“O&M Account” is defined in Section 8.4.

“O&M Employees” means the employees of Operator or any Affiliate of Operator who are engaged by Operator to perform Services under this Agreement.

“O&M Fee” is defined in Section 9.2.

“O&M Procedures Manual” means the manual containing the operation and maintenance procedures prepared by Operator and EPC Contractor and approved by Owner.

“Operating Expenses” is defined in Section 8.2.

“Operating Period” means the period commencing on the Substantial Completion Date and ending upon termination of the term of this Agreement.

“Operating Plan” means the operating plan and where required related budget for the Facility prepared by Operator and submitted to Owner for its approval pursuant to Article VII.

“Operator” is defined in the introductory paragraph of this Agreement.

“Operating Year” means the period commencing 12:00 midnight, CPT, time on the Substantial Completion Date for the Facility through 12:00 midnight, CPT, on the next December 31, and each Year thereafter in the term hereof commencing 12:00 midnight, CPT, on December 31 of the prior Year and ending 11:59 p.m., CPT, on December 31 of the following Year.

“Operator Events of Default” is defined in Section 11.1.

“Operator Group” means (i) Operator and its Affiliates (other than Owner) and (ii) the respective directors, officers, agents, employees, representatives of each Person specified in clause (i) above.

“Operator’s Representative” is defined in Section 5.3.

“Owner” is defined in the introductory paragraph of this Agreement.

“Owner Events of Default” is defined in Section 11.2.

“Owner Group” means (i) Owner, its parent and lenders, and each of their respective Affiliates (other than Operator) and (ii) the respective directors, officers, agents, employees and representatives of each Person specified in clause (i) above.

“Owner’s Representative” is defined in Section 5.4.

“Party” is defined in the introductory paragraph of this Agreement.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, limited liability company, joint venture, trust, unincorporated organization, Government Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Pipeline Delivery Point” means the point downstream of the high pressure vaporizers at which custody transfer of the vaporized Natural Gas takes place.

“Pre-Mobilization Fee” is defined in Section 9.1.

“Pre-Mobilization Period” means the period from (i) the Effective Date until but excluding (ii) the first Day of the Mobilization and Start-Up Period.

“Project Contracts” means the agreements described in Schedule 5 and all other agreements related to the development, financing, construction, operation, and maintenance of the Facility.

“Ready For Cool Down” has the meaning provided in the EPC Contract.

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Retained Rights” is defined in Section 4.2.

“Services” means all of the services to be provided by Operator pursuant to this Agreement, including those services described in Article III and Schedule1.

“Site” means the land on which all or any part of the Facility is to be built, including any adjacent working areas required by Owner, or any other contractor or subcontractor of Owner, and all rights of way and access rights.

“Standing Procedures” means the procedures prepared by Operator under Schedule 4.

“Subcontract” means any contract for the supply of goods, work, materials, or equipment in connection with the Services provided hereunder entered into between Operator and any Subcontractor.

“Subcontractor” means any Person party to a Subcontract with Operator.

“Substantial Completion Date” is the date that Substantial Completion as defined in the EPC Contract occurs.

“Successor Operator” is defined in Section 11.5.

“Supermajority Lenders” has the meaning provided in the Credit Agreement.

“Tax” means any tax, duty, impost, and levy of any nature (whether state, local, or federal) whatsoever and wherever charged, levied, or imposed, together with any interest and penalties in relation thereto.

“Terminal Use Agreement” means an agreement between Owner and a Customer pursuant to which Owner agrees to accept, store and regasify LNG delivered by a Customer to the Facility and deliver Natural Gas to the Customer.

“Termination Date” is defined in Section 11.4.

“Termination Notice” is defined in Section 11.4.

“Year” means a period beginning at 0000 hours on the first Day of a calendar Year and ending at 2400 hours on the last Day of such calendar Year.

1.2 Rules of Construction. In construing and interpreting this Agreement, the following rules of construction shall be followed:

(a) words imparting the singular shall include the plural and vice versa;

(b) a reference in this Agreement to any Article, Section, clause, or paragraph is, except where it is expressly stated to the contrary or the context otherwise requires, a reference to such Article, Section, clause, or paragraph herein;

(c) headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement;

(d) each reference to any Applicable Law shall be construed as a reference to such Applicable Law as it may have been, or may from time to time be, amended, replaced, or re-enacted and shall include any rule or regulation promulgated under any such Applicable Law;

(e) the terms “hereof,” “herein,” “hereto,” “hereunder,” and words of similar or like import, refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement;

(f) any accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by the Person to which they relate;

(g) the word “including” and its syntactical variants means “includes, but not limited to” and corresponding syntactical variant expressions;

(h) in computing any period of time prescribed or allowed under this Agreement, the Day of the act, event, or default from which the designated period of time begins to run shall be included and if the last Day of the period so computed is not a business day in the place where performance is due, then the period shall run until the close of business on the immediately succeeding business day; and

(i) this Agreement shall be deemed to be the work product of each Party hereto, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Operator solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

ARTICLE II.

APPOINTMENT OF OPERATOR AND TERM

2.1 Appointment. Owner hereby appoints Operator, and Operator accepts the appointment, to operate and maintain the Facility, and to perform the Services, on and subject to the terms and conditions of this Agreement.

2.2 Term. The term of this Agreement shall commence on the Effective Date and unless sooner terminated as provided herein, shall continue in full force and effect until twenty (20) years after the Substantial Completion Date (the “Initial Term”). The term of this Agreement shall continue for twelve (12) months following the end of the Initial Term and for twelve (12) month periods following each anniversary of the end of the Initial Term (each an “Extension Term”) unless either Party shall have given the other Notice of termination at least twelve (12) months prior to the end of the Initial Term or the end of an Extension Term, as the case may be.

ARTICLE III.

SCOPE OF SERVICES

3.1 Generally. Operator shall operate and maintain the Facility and perform the Services in accordance with the provisions of this Agreement.

3.2 Services. During each of the Pre-Mobilization Period, the Mobilization and Start-Up Period and the Operating Period, Operator will perform the Services indicated on Schedule 1.

3.3 Operator to Act as Independent Contractor. Operator hereby agrees to carry out the functions of, and to act as, an independent contractor in the performance of the Services under this Agreement.

3.4 Exclusions from Services. Except as expressly provided in this Agreement or as authorized by Owner from time to time, Operator shall not:

(a) describe itself as agent or representative of Owner;

(b) pledge the credit of Owner in any way in respect of any commitments for which it has not received written authorization from Owner;

(c) make any warranty or representation relating to Owner;

(d) sell, lease, pledge, mortgage, encumber, convey, license, exchange, or make any other transfer, assignment, or disposition of the Facility or any other property or assets of Owner, other than the removal and disposal of waste material from the Site;

(e) except for Disputes between Operator and Owner arising under this Agreement, settle, compromise, assign, pledge, transfer, release, waive, or consent to the compromise, assignment, settlement, pledge, transfer, waiver, or release of, any claim, suit, debt, demand, or judgment against or due by Owner, or submit any such claim, dispute, or controversy to arbitration or judicial process, or stipulate to a judgment or consent with respect thereto;

(f) make, enter into, execute, amend, modify, or supplement any Project Contract or any other contract or agreement on behalf of, or in the name of, Owner;

(g) engage in any other transaction on behalf of, or in the name of, Owner which is not expressly permitted by this Agreement;

(h) provide administrative, financial, tax or other commercial services with respect to the business of Owner except to the extent they relate solely to the operation and maintenance of the Facility; or

(i) exercise any of the Retained Rights.

3.5 Cooperation and Coordination with EPC Contractor and Manager. Operator acknowledges that during the Pre-Mobilization Period and Mobilization and Start-Up Period the EPC Contractor shall be in control of the Facility to the extent provided in the EPC Contract, and Operator agrees that it shall cooperate with all reasonable requests made by Owner and the EPC Contractor to achieve the completion of the Facility and prepare for the commercial operation of the Facility. Where Operator is not required to perform certain services for the operation and maintenance of the Facility and such services are provided by the EPC Contractor, Operator shall coordinate with the EPC Contractor to the extent required for the performance of its obligations hereunder and the efficient operation of the Facility.

During the Operating Period, the Operator agrees that it shall cooperate with the Manager to ensure that the operation and maintenance of the Facility is performed in a manner required by the Project Documents.

3.6 Risk of Loss. Beginning on the Substantial Completion Date, Operator shall be responsible for the operation and maintenance of the Facility and shall ensure that all necessary services required to operate and maintain the Facility are properly performed in accordance with the terms hereof. Except as otherwise provided herein, risk of loss for the Facility shall remain with Owner. Operator does not have risk of loss for LNG or Natural Gas owned by Customers.

3.7 Standard for Performance of Obligations. Operator shall operate and maintain the Facility and perform all the Services hereunder in accordance with:

(i)	all Applicable Laws;

(ii)	all Government Approvals, including the FERC Authorization;

(iii)	the Project Contracts;

(iv)	the terms of Operator’s and Owner’s insurance policies;

(v)	the terms of this Agreement;

(vi)	International LNG Terminal Standards;

(vii)	the applicable Approved Operating Plan, Approved Budget, and Approved Maintenance Program;

(viii)	the Standing Procedures; and

(ix)	the instructions of the Commercial Designee.

If Operator is aware of a conflict between any of the above requirements, Operator shall inform Owner, and Owner shall promptly resolve the conflict. Prior to such resolution by Owner, Operator shall give precedence to the obligations in the priority set forth above.

Notwithstanding anything herein to the contrary, in no event shall Operator be required to operate the Facility if it determines in its reasonable opinion that to do so would violate the mutually agreed upon safety or environmental standards as determined by Owner and Operator.

3.8 Government Approvals. Operator shall procure, obtain, maintain and comply with all Government Approvals, including all modifications, amendments and renewals of Governmental Approvals which may be required under any Applicable Laws for the operation and maintenance of the Facility and the performance of its obligations hereunder and which need to be procured and maintained by or in the name of Operator. Owner shall provide Operator with such assistance and cooperation as may reasonably be required in order to obtain and maintain all such Government Approvals. Operator shall provide Owner and any other Person nominated by Owner with such assistance and co-operation as may be reasonably required in order to obtain and maintain all necessary Government Approvals for the operation and maintenance of the Facility. Operator shall perform the Services, including the operation and maintenance of the Facility in accordance with the terms and conditions of the FERC Authorization and all other Government Approvals applicable to the operation and maintenance of the Facility.

3.9 Liens. Operator shall not permit any Lien to be filed or otherwise imposed on any part of the Facility or Site as a result of the performance of the Services or its employment of any Subcontractor for the performance of the Services. If any Lien is filed as a result of Operator’s breach of its responsibilities hereunder, and if Operator does not within thirty (30) days of the filing of the Lien cause such Lien to be released and discharged, or file a bond satisfactory to Owner in lieu thereof, Owner shall have the right to pay all sums necessary to obtain such release and discharge such Lien. Operator shall reimburse Owner for all such costs, including reasonable attorneys’ fees, within five (5) days of Owner’s written demand therefor. Notwithstanding the foregoing, Operator shall not be responsible for any Lien filed on the Facility or Site that was permitted by, or that arises out of or was caused by the actions of, Owner.

3.10 Qualification to Operator’s Obligations. Operator shall: (i) not be liable to Owner for any Loss suffered or incurred by Owner or any third Person and (ii) be indemnified and held harmless by Owner for any Loss suffered or incurred by Operator or in respect of the claims of any third Person to the extent in each such case that such Loss is as a direct result of:

(a) Operator’s compliance with the terms of this Agreement or any other Project Contract;

(b) Operator’s compliance with any instruction or direction given by Owner or any constraint imposed by Owner at any time upon Operator which is different from those otherwise provided by this Agreement;

(c) Owner’s failure to comply with its obligations under this Agreement, including failure to make timely payment of Operating Expenses, or any other Project

Contract (unless any such obligation was to be performed by Operator pursuant to the terms of this Agreement or any other Project Contract), which failure has an adverse effect on Operator’s ability to perform the Services except to the extent that such failure is a result of any negligence, willful misconduct or breach of this Agreement by Operator;

(d) a design, manufacturing or construction defect in the Facility or any component incorporated therein;

(e) the absence or lapse of any Government Approval, other than any absence or lapse resulting from Operator’s failure to comply with its obligations under Section 3.8;

(f) a Contractor’s failure to comply with its obligations under any Project Contract or any other contract between a Contractor and Owner relating to the Facility, which failure results in Operator’s inability to perform its obligations hereunder, except to the extent that such failure is a result of any negligence willful misconduct or breach of this Agreement by Operator; or

(g) lack of spare parts except to the extent that it is the result of any negligence, willful misconduct or breach of this Agreement by Operator.

ARTICLE IV.

RESPONSIBILITIES AND RIGHTS OF OWNER

4.1 Owner Responsibilities. Owner shall perform and be responsible for the following ongoing activities:

(a) providing and maintaining insurance in accordance with Section 14.1;

(b) providing utilities reasonably required by Operator to perform the Services;

(c) providing all public relations ( except for those referred to in the Services) and assist Operator, if requested, in performing all necessary public relations activities with the local community and public agencies;

(d) contracting with the Marine Services Company;

(e) paying Operator the amounts owed under this Agreement;

(f) complying, with Operator’s assistance, with all Owner requirements in Government Approvals identified in Section 4.4; and

(g) managing all loan or financing agreements.

4.2 Owner’s Retained Rights. Owner shall retain all rights and powers relating to the operation and maintenance of the Facility not specifically granted to Operator under this Agreement (the “Retained Rights”), including the following rights and powers:

(a) review and determination of general policies and procedures not delegated to Operator;

(b) approval of all press releases and publicity material relating to this Agreement or the Facility;

(c) approval of commitments to incur expenditures in relation to any expenditures not included in the applicable Approved Budget;

(d) approval of any amendment to, waiver or revision of or termination of any Project Contract;

(e) conduct or resolution of any dispute in relation to any Project Contract (other than this Agreement in relation to Operator);

(f) performance of any obligations of Operator if Operator fails to perform such obligations hereunder;

(g) other than routine and ordinary course matters regarding the operation and maintenance of the Facility, notification and communication with Government Authorities regarding the Facility;

(h) access rights to enter and inspect the Facility by Owner’s employees or agents, to accompany or send prospective Customers to the Facility for review, including any environmental assessment or review, and to make repairs or improvements. Prior to such access, notice shall be given to Operator, whenever it is reasonable to do so; and

(i) office space for Owner’s employees or agents to work, have meetings, conduct audits, investigations, entertain visitors and customers, access to high speed internet network connection, private phone line, access to copiers, fax machines, use of general office supplies, toilets, showers and kitchen facilities, and capability to reserve conference rooms.

4.3 Review and Approval. Owner shall, except as expressly otherwise set forth in this Agreement, review in a timely fashion and not unreasonably withhold its approval of all items submitted by Operator to Owner for its approval. Notwithstanding the foregoing, the Approved Operating Plan, Approved Budget and Approved Maintenance Program shall govern Operator’s performance of its obligations hereunder until a new such plan, program or budget is approved by Owner in accordance with Section 7.2 and Section 7.3.

4.4 Government Approvals. Owner shall procure, obtain, and maintain all Government Approvals required under any Applicable Law to be obtained in the name of Owner for the operation and maintenance of the Facility. Operator shall provide Owner with such assistance and cooperation as may reasonably be required by Owner to obtain and maintain all such Government Approvals.

ARTICLE V.

O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES

5.1 O&M Employees. Operator and its Affiliates shall identify, recruit, interview, and subject to Owner’s approval hire the O&M Employees. The O&M Employees shall be qualified (and if required, licensed) in the duties to which they are assigned. The working hours, rates of compensation, and all other matters relating to the engagement of the O&M Employees shall be determined in accordance with any Approved Budget.

5.2 Employee Compliance with Regulations. Operator shall ensure that each O&M Employee shall at all times comply with Applicable Laws and Governmental Approvals applicable to the Site and the regulations and safety requirements of Owner at the Site.

5.3 Representative of Operator. Operator shall appoint, subject to Owner’s prior approval, a properly qualified individual to act as the representative of Operator (the “Operator’s Representative”). Operator’s Representative shall advise Owner on issues regarding the operation and maintenance of the Facility. Operator’s Representative is authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and its obligations hereunder, other than any amendments to or waivers under this Agreement. In all such matters, Operator shall be bound by the written communications, directions, requests, and decisions given or made by Operator’s Representative (or its designee) within the scope of its responsibilities.

5.4 Representative of Owner. Owner shall appoint an individual (“Owner’s Representative”) to act as the representative of Owner in connection with the operation and maintenance of the Facility. Owner shall notify Operator of the identity of Owner’s Representative and any individual appointed in replacement thereof. Owner’s Representative shall have full authority to act on behalf of Owner in all matters concerning the operation and maintenance of the Facility and the performance of Owner’s obligations under this Agreement, other than authority to agree to any amendments, modifications, or waivers of this Agreement, and except in relation to matters which Owner may from time to time by Notice to Operator reserve to itself. Owner shall, subject to the foregoing, be bound by the written communications, directions, requests, and decisions given or made by Owner’s Representative within the scope of its responsibilities.

5.5 Commercial Designee. Owner appoints the Manager as its commercial designee (“Commercial Designee”). The Commercial Designee shall have the right to direct Operator to vaporize such quantities of LNG as specified by the Commercial Designee and deliver the resulting Natural Gas into the downstream pipeline designated by the Commercial Designee. Subject to Section 3.10, Operator shall comply with such directions from the Commercial Designee.

5.6 Operator Employment of O&M Employees. All O&M Employees shall be employed by Operator or an Affiliate of Operator and shall in no event be deemed to be the employees of Owner. Operator will be responsible for paying the salaries and all benefits of such employees, meeting all governmental liabilities with respect to such employees, supervising and determining all job classifications, staffing levels, duties, and other terms of employment for the O&M Employees in accordance with Applicable Laws. Operator shall have full supervision and control over the O&M Employees and shall use all reasonable efforts to maintain appropriate order and discipline among its personnel and shall cause each Subcontractor to maintain similar standards with respect to such Subcontractor’s personnel.

ARTICLE VI.

INFORMATION, REPORTS, AUDITS, RECORDS, FERC AND HOMELAND

SECURITY REQUIREMENTS

6.1 Information; Project Contracts. Owner shall provide Operator with all information in Owner’s possession reasonably necessary for Operator to carry out its duties hereunder.

Owner shall deliver a copy of each of the Project Contracts to Operator promptly after the execution thereof. Before executing any amendment, modification or supplement to a Project Contract, or any other agreements which may affect the performance of the Services by Operator (each an “Additional Agreement”), Owner shall to the extent reasonably practicable consult with Operator to determine the impact (if any) of such Additional Agreement on any then-effective Approved Operating Plan, Approved Maintenance Program, Approved Budget, this Agreement or Operator’s performance of the Services hereunder.

Within fourteen (14) days (or if additional time is required to review any Additional Agreement such longer period as may be agreed by the Parties) of receiving a proposed Additional Agreement for review, Operator shall advise Owner in writing that:

(i)	it can comply with such Additional Agreement without any amendment to this Agreement, the Services or the then-current Approved Operating Plan, Approved Maintenance Program or Approved Budget; or

(ii)	Operator’s compliance with such proposed Additional Agreement would conflict with the standards for Operator’s performance of its obligations hereunder, as set forth in Section 3.7, together with a detailed statement requesting changes to the Additional Agreement; setting forth any proposed changes to this Agreement, the Services or the then-current Approved Operating Plan, Approved Maintenance Program or Approved Budget and specifying the reasons why such changes are necessary.

Owner may in its sole discretion, enter into the proposed Additional Agreement, on or before receipt of Notice from Operator; provided, however, that in the event that Owner receives a Notice from Operator pursuant to Section 6.1(ii) and has not incorporated each change requested by Operator into the subject Additional Agreement, then (i) any Dispute relating to the need for such changes shall, following the execution and delivery of such Additional Agreement, be resolved pursuant to Article XVIII, and (ii) pending resolution of such Dispute, Operator shall, subject to Section 3.10, comply with the terms and conditions of such Additional Agreement.

Owner shall cause a copy of each Additional Agreement executed and delivered by Owner to be provided to Operator within ten (10) days following execution and delivery thereof by each of the parties thereto.

6.2 Reports and Written Notices. Operator shall provide Owner with such reports as are required from time to time by Owner and shall comply with those reporting requirements prescribed by Applicable Laws or set out in the Project Contracts, the Approved Operating Plan, Approved Maintenance Program, the Standing Procedures, or any Government Approval, which are defined therein as being Operator responsibilities. If Owner requests any other report or document regarding other information relating to the Facility, Operator shall prepare such report at the request of Owner and shall submit such reports to Owner as soon as reasonably practicable following such request.

Owner may from time to time specify any changes to be made to any of the formats for any report or plan (including any Operating Plan, Budget or Maintenance Program) required hereunder. The relevant revised format shall be adopted by Operator with effect from the date of such revision and shall be applied in relation to the first period to which such report or plan relates commencing after receipt of Owner’s Notice specifying such changes.

6.3 Cooperation With and Reporting to the FERC. Owner is required to provide regular reports and other information to the FERC. The Facility will also be subject to regular inspections by the FERC staff, and continuous monitoring by inspectors providing reports to the FERC. Operator shall assist Owner with all interfaces with the FERC as follows:

(a) Operation and maintenance procedures and manuals, as well as emergency plans and safety procedure manuals, shall be filed with the FERC prior to commissioning operations. These documents include selected Standing Procedures as listed in Schedule 4 plus other documents developed by the EPC Contractor. These documents are subject to changes recommended by the FERC and resubmittal to FERC as required by the FERC.

(b) The FERC staff shall be notified of any proposed revisions to the security plan and physical security of the Facility prior to commissioning the Facilities. Operator shall assist Owner in the development of these plans.

(c) Additional Site inspections and technical reviews will be held by FERC staff prior to commencement of operation of the Facility. Operator shall cooperate with Owner at all times in this regard.

(d) The Facility shall be subject to regular FERC staff technical reviews and Site inspections on at least a biennial basis or more frequently as circumstances indicate. Prior to each FERC staff technical review and Site inspection, Owner shall respond to a specific data request including information relating to possible design and operating conditions that may have been imposed by other agencies or organizations, provision of up-to-date detailed piping and instrumentation diagrams reflecting Facility modifications and provision of other pertinent information not included in the semi-annual reports described below, including Facility events that have taken place since the previously submitted annual report. Operator shall assist Owner with these FERC reviews, requests, inspections, and reports as required.

(e) Semi-annual operational reports shall be filed with the FERC to identify changes in Facility design and operating conditions, abnormal operating experiences and activities (including ship arrivals, quantity and composition of imported LNG, vaporization quantities, and boil-off/flash gas), as well as Facility modifications including future plans and progress thereof. Abnormalities should include, but not be limited to: unloading/shipping problems, potential hazardous conditions from offsite vessels, storage tank stratification or rollover, geysering, storage tank pressure excursions, cold spots on the storage tanks, storage tank vibrations and/or vibrations in associated cryogenic piping, storage tank settlement, significant equipment or instrumentation malfunctions or failures, non-scheduled maintenance or repair (and reasons therefore), relative movement of storage tank inner vessels, vapor or liquid releases, fires involving Natural Gas and/or from other sources, negative pressure (vacuum) within a storage tank and higher than predicted boil-off rates. Adverse weather conditions and the effect on the Facility also should be reported. Reports should be submitted within forty-five (45) days after each period ending June 30 and December 31. In addition, a section entitled “Significant plant modifications proposed for the next 12 months (dates)” also shall be included in the semi-annual operational reports. Such information will provide the FERC staff with early notice of anticipated future construction/maintenance projects at the Facility. Operator shall develop for Owner any semi-annual operational reports that may be due during the period after the Substantial Completion Date.

(f) Significant non-scheduled events, including safety-related incidents (i.e., LNG or Natural Gas releases, fires, explosions, mechanical failures, unusual over pressurization, and major injuries) shall be reported to FERC staff within forty-eight (48) hours or such earlier period as required by Applicable Law. In the event an abnormality is of significant magnitude to threaten public or O&M Employee safety, cause significant property damage, or interrupt service, notification shall be made immediately, without unduly interfering with any necessary or appropriate emergency repair, alarm, or other emergency procedure. This notification practice shall be incorporated into the Facility’s emergency plan. Operator shall develop for Owner any such reports that may be required during the Operating Period. Examples of reportable LNG-related incidents include:

•	Fire;

•	Explosion;

•	Property damage exceeding $10,000;

•	Death or injury requiring hospitalization;

•	Free flow of LNG for five minutes or more that results in pooling;

•	Unintended movement or abnormal loading by environmental causes, such as an earthquake, landslide, or flood, that impairs the serviceability, structural integrity, or reliability of the parts of the Facility that contain, control, or process Natural Gas or LNG;

•	Any crack or other material defect that impairs the structural integrity or reliability of any part of the Facility that contains, controls, or processes Natural Gas or LNG;

•	Any malfunction or operating error that causes the pressure of a pipeline or a part of the Facility that contains or processes Natural Gas or LNG to rise above its maximum allowable operating pressure (or working pressure for the Facility) plus the build-up allowed for operation of pressure limiting or control devices;

•	A leak in a part of the Facility that contains or processes Natural Gas or LNG that constitutes an emergency;

•	Inner tank leakage, ineffective insulation, or frost heave that impairs the structural integrity of an LNG storage tank;

•	Any safety-related condition that could lead to an imminent hazard and cause (either directly or indirectly by remedial action of the Operator), for purposes other than abandonment, a twenty percent (20%) reduction in operating pressure or shutdown of operation of a pipeline or a part of the Facility that contains or processes Natural Gas or LNG;

•	Safety-related incidents to LNG trucks or LNG Vessels occurring at or in route to and from the Facility; or

•	Any other significant non-scheduled event which in the judgment of Operator’s or Owner’s personnel and/or management should be reported even though it did not meet the above criteria or the guidelines set forth in the Facility’s incident management plan.

In the event of an incident, the FERC has authority to take whatever steps as are necessary to ensure operational reliability and to protect human life, health, property or the environment, including authority to direct the Facility to cease operations. Following the initial notification, FERC staff will determine the need for Owner to file a separate follow-up report or follow-up in the upcoming semi-annual operational report. All follow-up reports should include investigation results and recommendations to minimize a reoccurrence of the incident. Operator shall develop for Owner any such reports that may be required if the incident occurred after the Substantial Completion Date.

6.4 Notice of Certain Matters. Upon obtaining knowledge thereof, Operator shall submit to Owner prompt Notice of:

(a) any litigation or claims, disputes, or actions, pending or threatened, concerning the Facility, any Project Contract, or the Services to be performed hereunder;

(b) any lapse or termination of any Government Approval, or any refusal or threatened refusal to grant, renew, or extend, or any action pending or threatened that might affect the granting, renewal, or extension of any Government Approval;

(c) any dispute with, or notice of violation or penalty issued by, any Government Authority; or

(d) any other material information regarding the Facility.

6.5 Notice of Other Matters. The Operator also shall provide Notice to Owner of the matters described below within the time period specified for each matter:

(a) The Operator shall provide Notice to Owner as soon as possible in the event of any equipment failure which will require an expenditure of greater than $5,000,000;

(b) Operator will provide prompt Notice to Owner regarding any material deviations from the Approved Operating Plan;

(c) With respect to any equipment procured by the Operator on behalf of Owner, Operator shall deliver a copy of any relevant Manufacturer’s Recommendations or other industry information to Owner as soon as reasonably practicable following receipt thereof by Operator;

(d) The Operator shall provide Notice as soon as possible of the violation of any Government Approval or Applicable Law in the operation and maintenance of the Facility; and

(e) Operator shall provide Owner with safety incident reports within three (3) Days of the occurrence of any such incident except for any safety incident involving a significant non-scheduled event such as LNG or Natural Gas releases, fires, explosions, mechanical failures, unusual over-pressurizations or major injuries which shall be provided to Owner within eight (8) hours of the occurrence of such incident; provided, however, notification shall be provided to Owner immediately if the incident is of significant magnitude to threaten public or O&M Employee safety, cause significant property damage or interrupt the operation of the Facility.

6.6 Books and Records. Operator shall maintain, in accordance with International LNG Terminal Standards, complete, accurate, and up-to-date records, books, and accounts relating to the operation and maintenance of the Facility, and as necessary to verify (i) the incurring and payment of all capital and operating expenditures, and (ii) Operator’s performance of its obligations hereunder. All financial books, records and accounts maintained by Operator shall be maintained in accordance with generally accepted accounting practices and shall be in a format sufficient to permit the verification referred to above. Operator shall retain all such books and records for five (5) years or longer if required by Applicable Laws.

6.7 Audits. Owner or its designee shall have the right to carry out audit tasks of a financial, technical, or other nature in relation to the operation and maintenance of the Facility once each Year upon not less than thirty (30) days (or such shorter period if required by Applicable Law) prior Notice to Operator. Operator shall make available, at the Site or at Operator’s home office location, to Owner or its designee, and Owner or its designee shall have the right to review, all contracts, books, records, and other documents relating to the Services provided by Operator, and Owner or its designee may make such copies thereof or extracts therefrom as Owner or such designee may deem appropriate. Operator shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things required to be done, in connection with any financial report prepared by or on behalf of Owner, including preparing for or providing to Owner reports, certificates, schedules, and opinions.

6.8 Requirements of Department of Homeland Security

(a) Facility Security Plan. Owner is subject to the requirements found in 33 C.F.R. Part 105, and is required to develop and submit a Facility Security Plan (“FSP”) to the cognizant Coast Guard Captain of the Port (“COTP”) for review and approval. All submitted security plans will be initially reviewed by a contractor at the National FSP Review Center. Final FSP review and approval will be made by the cognizant COTP. Owner will submit the FSP to the COTP approximately twelve (12) months prior to Ready for Cool Down of the Facility so that adequate time is available for review and revision and for training of personnel. Operator shall assist Owner in the development of this FSP as required. The EPC Contractor will structure all training programs for Owner to comply with the FSP. O&M Employees shall be trained to comply with the FSP.

(b) Facility Security Assessment. Owner is required to develop a Facility Security Assessment (“FSA”) which address “response procedures for fire or other emergency response conditions” (33 C.F.R. 105.305(a)(2)). The US Coast Guard also requires an emergency manual for LNG terminals in accordance with 33 C.F.R. 127.307. The emergency manual will be prepared and submitted to the COTP, along with the operations manual required by 33 C.F.R. 127.305, for approval before the Facility can be placed in service. Operator shall assist Owner in the development of the FSA and the emergency manual.

(c) Vessel Security Plan. 33 C.F.R. 105.240 requires that Owner address measures for interfacing with vessels calling at the Facility. Those measures will be identified in the FSA and will be included in the FSP. Each vessel calling at the Facility will also have a vessel security plan. Operator security personnel on behalf of Owner will coordinate Facility activities with the Marine Services Company and the operators of the vessels. It is anticipated that the COTP will establish a moving safety zone around the LNG Vessels while underway and a stationary safety zone around the moored LNG Vessels at the Facility. Except as authorized by the COTP, all vessels other than those attending the LNG Vessel will be excluded from the safety zone area. To the extent deemed necessary by the COTP, the Marine Services Company, in concert with the vessel operators, will provide waterside security patrols to assist the COTP in enforcing the safety zone requirements. In the event that the COTP determines that establishment of a security zone is appropriate, usually in response to a specific known or perceived threat, the Marine Services Company will confer with the COTP and provide any additional forces necessary to meet the security goals established at that time. Operator shall assist the Marine Services Company in coordinating all vessels calling on the Facility during the Operating Period and shall comply with all requirements of the FSP, the appropriate vessel security plan, safety zone requirements, and all other directions of the COTP.

ARTICLE VII.

MAINTENANCE PROGRAM, OPERATING PLANS AND BUDGETS

7.1 Maintenance Program. Not later than one hundred and twenty (120) days before the Substantial Completion Date for the Facility and, thereafter, at the same time as it submits each new Operating Plan for the Facility, Operator shall prepare and submit to Owner for its approval, as a part of the Operating Plan, Operator’s proposed Maintenance Program for the following Operating Year. The Maintenance Program shall comprise a timetable of the proposed number of hours of maintenance, the timing of such maintenance, and shall contain such terms and conditions as required to enable the Facility to comply with Owner’s obligations under the Project Contracts. The proposed Maintenance Program will be submitted to Owner for its approval in accordance with the provision of Section 7.3 in conjunction with the approval of the Operating Plan for the Facility. Except as provided in Article XVII, no changes shall be made to the Approved Maintenance Program by Operator without the prior written approval of Owner. However, following the establishment of the Approved Maintenance Program, Owner and Operator may agree to amendments to the Approved Maintenance Program and Operator shall incorporate such amendments into the Approved Maintenance Program promptly after receiving notification from Owner of such amendments.

7.2 Operating Plans and Budgets.

(a) Pre-mobilization Period. Not later than thirty (30) Days after the commencement of the Pre-Mobilization Period, Operator shall prepare and submit to Owner, or update and revise if previously submitted to Owner, Operator’s proposed Operating Plan for the Pre-Mobilization Period. This Operating Plan shall include a program and timetable for the performance of Operator’s obligations under Article III and a Budget for the Pre-Mobilization Period. The Budget shall show in such detail reasonably acceptable to Owner and on a Month by Month basis an itemized estimate of Operating Expenses to be incurred in the implementation of the Operating Plan by Operator. The Budget shall include the expense categories set out in Part 2 of Schedule 2 or shall be in such other form as Owner may reasonably request.

(b) Mobilization and Start-Up Period. Not later than sixty (60) Days prior to the commencement of the Mobilization and Start-Up Period, Operator shall prepare and submit to Owner, or update and revise, if previously submitted to Owner, Operator’s proposed Operating Plan for the Mobilization and Start-Up Period. This Operating Plan shall include a program and timetable for the performance of Operator’s obligations under Article III and a Budget for the Mobilization and Start-Up Period. The Budget shall show in such detail reasonably acceptable to Owner and on a Month by Month basis an itemized estimate of Operating Expenses to be incurred in the implementation of the Operating Plan by Operator. The Budget shall include the expense categories set out in Part 2 of Schedule 2 or shall be in such other form as Owner may reasonably request.

(c) Operating Period. Not later than ninety (90) days before the beginning of each Operating Year, Operator shall prepare and submit to Owner Operator’s proposed Operating Plan for the Facility for the following Operating Year. Each Operating Plan shall be prepared so as to comply and be consistent with Operator’s obligations set out in Article III. Each Operating Plan shall show, in such detail reasonably required by Owner, and on a Month-by-Month basis, all relevant information relating to the anticipated operation and on-going maintenance of the Facility by Operator, including the relevant information listed in Part 1 of Schedule 2. Together with each proposed Operating Plan submitted to Owner for an Operating Year, Operator shall prepare and submit to Owner a proposed Budget for the Facility for that Operating Year. The Budget shall show, in such detail reasonably required by Owner and on a Month-by-Month basis, an itemized estimate of Operating Expenses to be incurred in the implementation of the Operating Plan for the Facility in that Operating Year by Operator. The Budget shall include the expense categories set out in Part 2 of Schedule 2 or shall be in such other form as Owner may reasonably request.

7.3 Approval of Operating Plans, Budgets, and Maintenance Program. Upon receipt by Owner of a proposed Operating Plan, Owner shall consider the proposed Operating Plan and the corresponding Budget and Maintenance Program and, within thirty (30) Days after such receipt, shall either provide its written approval of the proposed Operating Plan, Budget, or Maintenance Program or request specific amendments to be made thereto. If the Owner does not request any amendments within said thirty (30) Day period, the Operating Plan and the corresponding Budget and Maintenance Program shall be deemed approved. During such period, Operator shall promptly provide to Owner all supplemental information as may be reasonably requested by Owner and, at the request of Owner, shall meet with Owner to explain and discuss the proposed Operating Plan, Budget, and Maintenance Program for the Facility.

7.4 Changes in Plans or Budgets. If Owner requests an amendment to a proposed Operating Plan, Budget, or Maintenance Program for the Facility, the Parties shall seek to incorporate such requests through the following procedure:

(a) Operator shall, within a reasonable time after its receipt of such request, submit to Owner a revised Operating Plan (including a revised Budget and, if applicable, a revised Maintenance Program) incorporating the amendments requested by Owner, other than any such amendments which, in the reasonable and professional opinion of Operator, will prevent its ability to perform the Services in accordance with Article III. When submitting the revised Operating Plan to Owner, Operator shall identify any amendments requested by Owner which have not been incorporated into such amended Operating Plan, together with its reasons therefor.

(b) Within a reasonable time after its receipt of any revised Operating Plan, Budget, or Maintenance Program, Owner shall either provide its written approval of the same or notify Operator of the amendments which it wishes to make together with its reasons therefor. If Owner requests amendments, Owner and Operator shall attempt to resolve all outstanding issues within thirty (30) Days after receipt by Operator of Owner’s notification of amendments to the revised Operating Plan, Budget, or Maintenance Program.

(c) If no agreement can be reached on the proposed Operating Plan, Budget, or Maintenance Program, or any item therein, within a reasonable time, the matters in dispute shall be referred to the senior management of Owner and Operator for resolution and the undisputed matters shall be deemed approved. If such Dispute is not resolved within fifteen (15) days of the date of such referral, the proposed Operating Plan, Budget and Maintenance Program as modified pursuant to the instructions and directions of Owner shall be adopted as the “Approved Operating Plan,” “Approved Budget,” and “Approved Maintenance Program” for the applicable Operating Year, Pre-Mobilization Period or Mobilization and Start-Up Period, as the case may be.

(d) Upon approval by the Parties, or the adoption by Owner, of any Operating Plan, Budget, and Maintenance Program for the Facility, Operator shall thereupon be obligated to carry out the work included in the Approved Operating Plan and Approved Maintenance Program in accordance with the timetable and other parameters included therein and in accordance with the financial parameters included in the corresponding Approved Budget; provided, that if Operator has notified Owner in writing of any Dispute regarding such Approved Operating Plan, Approved Maintenance Program or Approved Budget but Owner has adopted such plan, program or budget without resolving such Dispute, Operator’s obligations hereunder with respect to performing such disputed matter shall be subject to the terms and conditions of Section 3.10.

7.5 Monthly Meetings; Modification of Operating Plan. Operator and Owner Representatives shall, if requested by either Party, meet on the fifteenth (15th) day of each Month, or if such day is not a business day, the first business day thereafter, to review and discuss:

(a) the Billing Report for the Facility for the preceding Month, as submitted by Operator pursuant to Section 8.6; and

(b) any proposed adjustments in the relevant Approved Operating Plan, Approved Budget, or Approved Maintenance Program for the Facility to reflect:

(i)	any changes in assumptions in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program which might be desirable in the light of the performance of the Facility;

(ii)	any other material change in circumstance or assumption in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program; or

(iii)	any changes to the Services specified in the Approved Operating Plan, Approved Budget, or Approved Maintenance Program.

The Parties shall seek to agree upon (i) each expenditure incurred by Operator in the immediately preceding Month which varies from the Operating Expenses set forth in the Approved Budget for such Month, and (ii) proposed adjustments, if any, to be made to the Approved Operating Plan, in each case on or before the twentieth (20th) day of such Month. If the Parties cannot reach agreement on or before the twentieth (20th) day of the Month, any Dispute shall be referred to dispute resolution in accordance with Article XVIII. Any adjustment to the Approved Operating Plan as agreed to by the Parties or resolved in accordance with Article XVIII shall be incorporated into the relevant Approved Operating Plan and such adjustment shall become effective for purposes of this Agreement from the date of Owner’s approval thereof (or resolution of such Dispute pursuant to Article XVIII, if applicable) and shall be applied to the first period to which such adjustment relates following such approval or resolution.

7.6 Deviation. Operator shall notify Owner promptly (a) of any material deviations or discrepancies from the projections contained in any applicable Approved Operating Plan, (b) if Operator reasonably anticipates that the Operating Expenses may materially exceed the Operating Expenses set forth in the Approved Budget, or (c) of the occurrence of a Force Majeure Event, change in Applicable Law, or other event or circumstance beyond the reasonable control of Operator which occurs and which results in an increase in costs to Operator in performing its obligations hereunder.

ARTICLE VIII.

RESPONSIBILITY FOR COSTS AND EXPENSES

8.1 Owner and Operator Responsibility; Procurement of Materials and Services. Owner shall directly pay, or reimburse Operator for, all Operating Expenses. Operator is specifically authorized, as provided in a relevant Approved Budget, to procure materials and services as agent for and in the name of Owner, for which Owner shall directly pay the vendors of such materials and services, or at Owner’s election, reimburse Operator for such materials and services. All invoices for materials and services procured under this Section 8.1 shall designate Owner as the purchaser of such materials and services.

8.2 Operating Expenses. “Operating Expenses” shall mean the aggregate of all costs and expenses incurred (and substantiated by copies of receipts or other evidence acceptable to Owner) by Operator which are directly related to the performance of the Services or by Owner in connection with the operation and maintenance of the Facility, and shall include:

(a) Labor Costs;

(b) the cost of spares, tools, equipment, consumables, materials, chemicals, catalysts, and supplies (other than LNG) procured in accordance with the provisions of this Agreement;

(c) the cost of Subcontract labor or services procured in accordance with the provisions of this Agreement;

(d) capital expenditures and maintenance expenses incurred in accordance with the provisions of this Agreement;

(e) the cost of information technology;

(f) the cost of any insurance premiums paid by Operator with respect to the insurance obtained and maintained by Operator pursuant to Section 14.2; provided that to the extent that Operator is liable under this Agreement for a Loss covered by insurance, any deductible amount under any such insurance shall not be an Operating Expense;

(g) the cost of office space, furnishings, equipment and supplies as well as the cost of copies, postage, telephone, and facsimile transmissions;

(h) the cost of transportation, travel, and relocation of O&M Employees;

(i) all Taxes chargeable with respect to the operation and maintenance of the Facility in accordance with Section 8.8;

(j) the cost of recruiting and training O&M Employees; and

(k) all other costs reasonably incurred in the performance of Operator’s duties under this Agreement.

8.3 Limitations. Except as provided in the following sentence, Operator shall have no authority, without the prior written approval of Owner, to undertake any transaction or incur any expenditure in the name of or on behalf of Owner or otherwise, which is not part of or which exceeds any level specified in the then-current Approved Budget. Operator shall be entitled to incur any expenditure which is not part of or which exceeds any level specified in an Approved Budget if:

(a) such expenditure is necessary to remedy an Emergency and is otherwise incurred in compliance with Article XVII; or

(b) such type of expenditure is contemplated by an Approved Budget as it applies to a particular Month in an Operating Year, and such expenditure or expenditures with respect to the same activity:

(i)	is less than Ten Thousand Dollars ($10,000);

(ii)	does not result in Operator exceeding the applicable Monthly total for such Approved Budget by more than ten percent (10%); and

(iii)	in the reasonable judgment of Operator, does not result in Operator exceeding the total amount of the Approved Budget for such Operating Year, as such Approved Budget may be adjusted from time-to-time during such Operating Year pursuant to Section 7.5.

8.4 O&M Accounts. Operator has established with a bank in its own name an account for receipt of deposits (the “O&M Account”) for the purpose of paying Operating Expenses. Owner shall fund the O&M Account in accordance with Section 8.5. The O&M Account shall be the primary source for the payment of Operating Expenses hereunder, and Operator shall draw funds from such account to pay Operating Expenses.

Operator shall nominate individuals, to be approved by Owner, who shall have the written authority to sign checks against the O&M Account within limits to be agreed between Owner and Operator. Interest earned on the O&M Account shall accrue for the benefit of Owner and shall be used by Operator only for the payment of Operating Expenses incurred in accordance with the terms hereof.

8.5 Funding of O&M Accounts. On or promptly following the Effective Date, Operator shall submit to Owner an estimate of the amount of Operating Expenses to be incurred (on a cash basis) during the then current and immediately succeeding Month. Not later than the fifteenth (15th) day of each Month thereafter during the Applicable Period, Operator shall prepare and submit to Owner an estimate of the total amount of Operating Expenses to be incurred (on a cash basis) during the immediately succeeding Month. Owner shall ensure sufficient funds are available in the O&M Account to meet the estimated Operating Expenses for the immediately succeeding Month. Operator shall not be obligated to advance its own funds to the O&M Account for the payment of Operating Expenses. If such Monthly estimate is less than or greater than the Actual Operating Expenses for such Month, the difference shall be taken into account when Operator submits its estimate for Operating Expenses in respect of the next Month. Operator shall document all reconciliations in writing and shall provide Owner with copies thereof.

8.6 Billing Reports; Invoices. As soon as practicable after the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a Billing Report for the Facility setting forth the Services provided to the Facility, the Actual Operating Expenses incurred during such Month, and a comparison between the Actual Operating Expenses incurred during such Month and the amount set forth in the estimate provided by Operator for such Month. Each Billing Report shall be accompanied by appropriate time records, receipts, cost accounting coding, and other information as Owner may reasonably request to verify that the Operating Expenses were properly incurred. Operator shall also provide Owner with an invoice, payable by Owner within thirty (30) days of receipt, reflecting:

(a) fees and bonuses due under Article IX;

(b) the O&M Employees monthly Labor Costs for the Facility; and

(c) the Operating Expenses in that Month for the Facility to the extent not paid directly by Owner.

8.7 Budget Reconciliation. As soon as practicable following the end of each Month, but in any case within thirty (30) days after the end of each Month, Operator shall provide Owner with a detailed reconciliation report which shall set forth (a) the difference between the total amount of all Actual Operating Expenses incurred during such Month for the Facility and the Approved Budget for the Facility, (b) the actual amount incurred for each line item in and the amount of each line item in the Approved Budget for the Facility in that Month, and (c) the reasons for such deviations. In Operator’s final Billing Report submitted after the end of the term of this Agreement, Operator shall set forth a final reconciliation of the items described in this Section 8.7 and any other items due or payable under this Agreement.

8.8 Taxes. If any Tax is chargeable to Operator in respect of Operating Expenses, including the supply of goods and services hereunder to or by Operator, Owner shall pay such Tax directly to the appropriate Government Authority, or, at Owner’s election reimburse Operator for such Tax. Operator shall, following consultation with Owner’s Representative, apply for any exemption available to it in respect of any Tax payable by Operator. Notwithstanding anything in this Agreement to the contrary, Operator shall be responsible for the payment of any income, franchise or similar tax assessed or based upon the gross or net income of Operator.

ARTICLE IX.

FEES, AND BONUSES

9.1 Fees During Pre-Mobilization Period and Mobilization and Start-Up Period. For Services performed by Operator during the Pre-Mobilization Period, Owner shall pay Operator, in addition to the reimbursement of Operating Expenses pursuant to Article VIII, a fixed fee of $95,000 (as Indexed) per Month during the Pre-Mobilization Period (the “Pre-Mobilization Fee”) which shall be payable in arrears on the date specified in Section 8.6. This fee shall be prorated for any partial Month, based upon the number of days elapsed in such Month.

For Services performed by Operator during the Mobilization and Start-Up Period, Owner shall pay Operator, in addition to the reimbursement of Operating Expenses pursuant to Article VIII, a fixed fee of $95,000 (as Indexed) per Month during the Mobilization and Start-Up Period (the “Mobilization and Start-Up Fee”) which shall be payable in arrears in arrears on the date specified in Section 8.6. This fee shall be prorated for any partial Month, based upon the number of days elapsed in such Month.

9.2 Fees During the Operating Period. For Services performed by Operator during the Operating Period, Owner shall pay Operator in addition to the reimbursement of Operating Expenses pursuant to Article VIII, a fixed fee of $130,000 (as Indexed) per Month (the “O&M Fee”). The O&M Fee shall be payable in arrears on each date specified in Section 8.6 during the Operating Period. The O&M Fee shall be pro rated for any partial Month based upon the number of days Services have been provided in such Month.

9.3 Bonus. During the Operating Period, Operator shall be entitled, as part of its personnel compensation plan, to a bonus equal to fifty percent (50%) of the salary component of

Labor Costs. Owner and Operator shall agree prior to the beginning of each Operating Year on a bonus formula disbursement program for operating personnel. The bonus formula will award overall performance in relation to benchmarks for safety, operation without incident, efficiency of fuel usage as a ratio of throughput, total throughput, Facility availability, ship demurrage, environmental compliance, and other factors as agreed by Owner and Operator each Operating Year.

ARTICLE X.

FORCE MAJEURE

10.1 Nonperformance. Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by the occurrence of a Force Majeure Event.

10.2 Obligation to Diligently Cure Force Majeure. The Party affected by a Force Majeure Event shall:

(a) provide prompt Notice to the other Party of the occurrence of the Force Majeure Event, which Notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the affected Party’s performance of its obligations hereunder;

(b) use all reasonable efforts to continue to perform its obligations hereunder;

(c) take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;

(d) use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event and damages to the other Party, to the extent such action would not adversely affect its own interests; and

(e) provide prompt Notice to the other Party of the cessation of the Force Majeure Event.

10.3 Effect of Continued Event of Force Majeure. Following the occurrence of a Force Majeure Event, Operator shall take all reasonable measures to mitigate or limit the amount of Operating Expenses until the effects of the Force Majeure Event are remedied. Operator shall consult with Owner with respect to its plans to mitigate or limit such Operating Expenses and shall take such actions as are reasonably directed by Owner. Owner shall continue to pay such reduced Operating Expenses as provided herein.

ARTICLE XI.

EVENTS OF DEFAULT AND REMEDIES

11.1 Operator Events of Default. The following circumstances shall constitute events of default on the part of Operator (“Operator Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Operator;

(b) Operator fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) Days after Operator’s receipt of Notice of such failure from the Owner;

(c) Operator assigns its rights under this Agreement except as permitted hereunder;

(d) Operator ceases to provide all Services required to be performed by it hereunder for ten (10) consecutive days except as required or permitted hereunder; or

(e) a material failure by Operator to perform its obligations hereunder which continues for thirty (30) Days after Operator’s receipt of Notice of such failure from Owner which Notice shall include Owner’s recommendation for a cure of such failure, unless Operator commences to cure such failure within said thirty (30) Days and cures such failure within seventy-five (75) Days after its receipt of the aforesaid Notice.

11.2 Owner Events of Default. The following circumstances shall constitute events of default on the part of Owner(“Owner Events of Default”) under this Agreement:

(a) the bankruptcy, insolvency, dissolution, or cessation of the business of Owner;

(b) a material failure by Owner to perform its obligations hereunder which continues for thirty (30) Days after Owner’s receipt of Notice of such failure, unless Owner commences to cure such failure within said thirty (30) Days and either cures or continues to diligently attempt the cure of such failure; or

(c) a default by Owner in its payment obligations to Operator, unless Owner has cured such breach within thirty (30) days from receipt of Notice from Operator.

11.3 Remedies. Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; (ii) obtain specific performance of Operator’s obligations hereunder; (iii) exercise its rights to perform Operator’s obligations hereunder; and (iv) subject to Article XVIII, pursue any and all other remedies available at law or in equity. Upon the occurrence and during the continuance of an Owner Event of Default, Operator shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; and (ii) subject to Article XVIII, pursue any and all other remedies available at law or in equity.

11.4 Termination Procedure. In the event of an Operator Event of Default or Owner Event of Default, the non-defaulting Party may give a Notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.

11.5 Termination for Convenience. In the event that with the consent or request of the Supermajority Lenders under the Credit Agreement, the Collateral Agent exercises any rights of a secured creditor with respect to the Collateral, then the Collateral Agent shall have the right with the consent of the Supermajority Lenders at any time prior to the end of six months after the first exercise of such rights of a secured creditor to direct the Owner to terminate the Operator for convenience by giving the Operator six month’s Notice of such termination.

11.6 Successor to Operator. Upon receipt of a Termination Notice from Owner:

(a) Operator shall use all reasonable efforts to facilitate the appointment and commencement of duties of any Person to be appointed by Owner to provide administrative and advisory services in connection with the operation and maintenance of the Facility (the “Successor Operator”) so as not to disrupt the normal operation and maintenance of the Facility and shall provide full access to the Facility and to all relevant information, data, and records relating thereto to the Successor Operator and its representatives, and accede to all reasonable requests made by such Persons in connection with preparing for taking over the operation and maintenance of the Facility.

(b) Promptly after termination, Operator shall deliver to (and shall, with effect from termination, hold in trust for and to the order of) Owner or to the Successor Operator all property in its possession or under its control owned by Owner or leased or licensed to Owner. All spares, supplies, consumables, special tools, operating logs, books, records, operation and maintenance manuals, and any other items furnished as part of the Services hereunder or at direct cost to Owner shall be left at the Site.

(c) Operator, to the extent allowed by such agreements and approvals, shall transfer to the Successor Operator, as from the date of termination, its rights as Operator under all contracts entered into by it, and all Government Approvals obtained and maintained by it, in the performance of its obligations under this Agreement or relating to the operation and maintenance of the Facility. Pending such transfer, Operator shall hold its rights and interests thereunder for the account and to the order of Owner, Successor Operator, or Owner’s designee. Owner shall indemnify Operator for all liabilities incurred by Operator under such contracts to the extent that such liabilities are caused by Owner, the Successor Operator, or Owner’s designee during the continuation and performance of such contracts by Owner, the Successor Operator, or Owner’s designee, as applicable. Operator shall execute all documents and take all other actions reasonably required to assign and vest in Owner all rights, benefits, interest, and title in connection with such contracts.

(d) Upon Notice from Owner to Operator on or prior to the Termination Date, then following the Termination Date and for a period of up to ninety (90) days following the Termination Date, Operator shall provide the services of its O&M Employees as may be required by Owner to enable Owner to operate and maintain Facility and train any Successor Operator. The Notice invoking this provision may be included in the Termination Notice provided in Section 11.4, and shall provide Owner’s good faith estimate of how many days Operator’s services will be required post-Termination Date, up to the ninety (90) days specified herein. Operator’s Operating Expenses shall be paid by Owner and additionally, Owner shall pay Operator for the period for which Owner requests Operator to provide Services hereunder, the Pre-Mobilization Fee, the Mobilization and Start-Up Fee or the O&M Fee, as applicable, pro rated for any partial Month, based upon the number of days elapsed in such Month.

11.7 Survival of Certain Provisions. The obligations of the Parties in Articles XI, XII, XIII, XVI and XVIII and Sections 21.9, 21.10 and 21.11 shall survive the termination or expiration of this Agreement.

ARTICLE XII.

INDEMNIFICATION

12.1 Loss or Damage to the Facility. Operator shall be responsible for any physical loss or damage to the Facility resulting from Operator’s gross negligence or willful misconduct in the course of the performance of its obligations under this Agreement, in an amount not to exceed (i) the applicable deductible under Owner’s physical damage insurance policies that covers such loss or damage or (ii) Four Hundred Thousand Dollars ($400,000) for any such loss or damage caused during a given Year.

12.2 Operator Indemnity. OPERATOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OWNER GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OPERATOR GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF ANY MEMBER OF THE OPERATOR GROUP OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OWNER GROUP.

Operator shall indemnify, defend, and hold harmless the Owner Group against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

(a) any breach by Operator of its obligations hereunder;

(b) any negligent act or omission on the part of Operator; and

(c) any gross negligence or willful misconduct of Operator.

Any indemnification payable by Operator to Owner hereunder shall be net of any insurance proceeds received by Owner under Owner’s insurance policies with respect to the circumstances giving rise to Operator’s indemnification of Owner hereunder.

12.3 Owner Indemnity. OWNER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST ALL DAMAGES, LOSSES, COSTS AND EXPENSES (INCLUDING ALL REASONABLE ATTORNEYS’ FEES, AND LITIGATION OR ARBITRATION EXPENSES) ARISING OUT OF OR RESULTING FROM OR RELATED TO (I) INJURY TO OR DEATH OF ANY MEMBER OF THE OWNER GROUP OR (II) DAMAGE TO OR DESTRUCTION OF PROPERTY OF OWNER GROUP (EXCLUDING THE FACILITY) OCCURRING IN CONNECTION WITH THE SERVICES, REGARDLESS OF THE CAUSE OF SUCH INJURY, DEATH, PHYSICAL DAMAGE OR DESTRUCTION, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF ANY MEMBER OF THE OPERATOR GROUP.

Owner shall indemnify, defend, and hold harmless Operator against any and all claims for Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death of third parties and in respect of loss of or damage to any third party property to the extent that the same arises out of:

(a)	any breach by Owner of its obligations hereunder;

(b)	any negligent act or omission on the part of Owner; and

(c)	any gross negligence or willful misconduct of Owner.

Any indemnification payable by Owner to Operator hereunder shall be net of any insurance proceeds received by Operator under Operator’s or Owner’s insurance policies with respect to the circumstances giving rise to Owner’s indemnification of Operator hereunder.

12.4 Other Indemnity Rules. If any Losses arise, directly or indirectly, in whole or in part, out of the joint or concurrent negligence of both Parties, each Party’s liability therefor shall be limited to such Party’s proportionate degree of fault. Payments required to be paid by Operator to Owner under this Article XII shall not constitute an Operating Expense or otherwise be reimbursable to Operator from Owner.

ARTICLE XIII.

LIMITATION OF LIABILITY

13.1 Limitation of Liability. The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 12.3) payable by Owner under this Agreement shall be limited to, and shall in no event exceed in each Year, an amount equal to the fee payable to the Operator under Article IX plus reimbursable Operating Expenses for that Year.

The aggregate amount of damages, compensation, or other such liabilities (other than with respect to the indemnity provided in the first paragraph of Section 12.2) payable by Operator under this Agreement shall be limited to, and shall in no event exceed in each Year, an amount equal to one million five hundred and sixty thousand dollars ($1,560,000) for that Year.

13.2 CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO INDEMNITIES EXPRESSLY PROVIDED IN THIS AGREEMENT.

ARTICLE XIV.

INSURANCE

14.1 Owner’s Insurance. Owner shall obtain and maintain such insurance for (i) physical loss or damage to the Facility and (ii) general liability insurance relating to the Facility as described in Schedule 3 to the extent that such insurance is available to Owner on commercially reasonable terms and conditions. Operator shall be named as an additional insured on each policy of insurance required herein. Promptly after having obtained such policy or policies, Owner shall provide Operator with copies of such policies. The insurance maintained by Owner shall contain a clause to the effect that the insurers have agreed to waive all rights of subrogation against Operator and its Subcontractors and shall provide for thirty (30) days’ Notice to be given to Operator prior to any cancellation or material modification of such policies. All policies obtained by Owner relating to the Facility shall be primary to any insurance taken out by Operator covering the same risks.

14.2 Operator’s Insurance. To the extent that such insurance is available to Operator on commercially reasonable terms and conditions, Operator shall obtain and maintain with insurers reasonably acceptable to Owner the insurance described in Schedule 3.

14.3 Other Requirements and Insurance Certificates. Operator shall ensure that the insurance maintained by Operator shall provide for thirty (30) Days’ Notice to be given to Owner prior to any cancellation, non-renewal, or material modification of such policies. The insurance maintained by Operator shall also provide that Operator’s insurers’ waive all rights of subrogation against Owner and its Affiliates and representatives and that Owner and its representatives and Affiliates are named as additional insureds under such policies (except workers’ compensation/employer’s liability insurance). Operator shall, promptly after having obtained any such policy or policies, provide Owner with a certificate of insurance and shall notify Owner in writing of any changes therein from time to time or, prior to so doing, of the cancellation of any such policy or policies.

14.4 Budget. The cost of obtaining and maintaining the insurance policies required by Sections 14.1 and 14.2 are Operating Expenses and shall be included in the Budget for each Operating Year.

14.5 Disclosure of Claims. Each Party shall promptly furnish the other Party with all information reasonably available to it relating to the operation and maintenance of the Facility as is necessary to enable the first Party to comply with its disclosure obligations under the insurance which it has taken out, the terms of which have been disclosed to the other Party in writing. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Sections 14.1 and 14.2, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.

ARTICLE XV.

ASSIGNMENT

Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without the prior written consent of Owner which consent will not be unreasonably withheld; provided that no such consent is required for assignment or grant of a security interest to any Person for purposes of any financing arrangement. Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without obtaining any Governmental Approval which may be required for such assignment or transfer under Applicable Law. Any assignment not expressly permitted hereunder shall be null and void and have no force nor effect.

ARTICLE XVI.

CONFIDENTIALITY

16.1 Confidential Information. Subject to Section 16.2, Operator shall keep confidential all matters relating to the Services, the Facility, the Project Contracts, and this Agreement, and will not disclose to any Person, any information, data, experience, know-how, documents, manuals, policies or procedures, computer software, secrets, dealings, transactions, or affairs of or relating to Owner, the Facility, the Project Contracts, or this Agreement (the “Confidential Information”).

16.2 Permitted Disclosure. The restrictions on disclosure of Confidential Information by Operator shall not apply to the following:

(a) any matter which is already generally available and in the public domain other than through unauthorized disclosure by Operator or is otherwise known to Operator from a source that is not in violation of a confidentiality obligation to Owner;

(b) any disclosure which may reasonably be required for the performance of Operator’s obligations under this Agreement; or

(c) any disclosure which may be required for the compliance by Operator with Applicable Laws or for the purposes of legal proceedings, if Operator has notified Owner prior to any such disclosure.

16.3 Additional Undertakings of Operator. Operator further undertakes:

(a) to limit access to Confidential Information to O&M Employees, Operator’s officers, directors, attorneys, agents, employees, or other representatives who reasonably require the Confidential Information to ensure the satisfactory performance of the Services;

(b) to inform each of its Subcontractors officers, directors, attorneys, agents, employees and other representatives to whom Confidential Information is disclosed of the restrictions on disclosure of such information as set forth herein and to use reasonable efforts to ensure that all such Persons comply with such instructions; and

(c) upon receipt of a written request from Owner and, in any event, upon completion of the Services or earlier termination of this Agreement to return to Owner all documents, papers, computer programs, software or records containing Confidential Information, if so requested by Owner.

16.4 Public Announcements. Operator shall not, and Operator shall use reasonable efforts to ensure that its Subcontractors and their respective officers, directors, attorneys, agents, employees and other representatives shall not, issue or make any public announcement or statement regarding the Facility, this Agreement or Operator’s employment hereunder unless, prior thereto, Owner has been furnished with a copy thereof and has approved the same, which approval will not be unreasonably withheld. Operator further warrants and undertakes that it shall refer all media inquiries with respect to this Agreement or the matters covered by this Agreement to Owner or Owner’s Representative.

ARTICLE XVII.

EMERGENCIES

17.1 Emergencies. Notwithstanding anything to the contrary herein in the case of an Emergency, Operator shall act in accordance with Applicable Law, the FERC Authorization and International LNG Terminal Standards as Operator deems necessary to prevent damage, injury or loss or to counteract or otherwise mitigate the effects of such Emergency.

17.2 Notice; Further Action. In the event of an Emergency, Operator shall notify Owner’s Representative of the Emergency as soon as practicable following the occurrence thereof, which Notice shall include detail with respect to any action being taken by Operator in response thereto and any expenditures incurred, or expected to be incurred, by Operator in connection with such Emergency. Operator shall take all reasonable steps to minimize the cost to Owner of its actions, having regard to the circumstances and the need to act promptly. Following such notification, at the request of Owner’s Representative, the Parties shall discuss without delay the further actions, which should be taken as a result of the Emergency and the estimated expenditure, associated therewith. Operator shall also comply with the FERC notification procedures described in Section 6.3 of this Agreement or set forth in any other instructions from the FERC. Any communication with the news media or local officials made by Operator shall provide only enough information to satisfy immediate public concern.

17.3 Owner’s Notice. If Owner believes that an Emergency has arisen in relation to the Facility, Owner may give Notice to Operator specifying the nature of the Emergency which it has identified and the manner in which it requests such Emergency to be rectified. Operator shall rectify such Emergency with all due diligence. If Operator fails to comply with such Notice promptly, Owner or its designees shall have the right to take such actions as may be necessary to remedy such breach by Operator and rectify the Emergency.

ARTICLE XVIII.

DISPUTE RESOLUTION

18.1 Negotiation. In the event that any claim, dispute or controversy arising out of or relating to this Agreement (including the breach, termination or invalidity thereof, and whether arising out of tort or contract) cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Operator’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 18.1 be construed to limit either Party’s right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within ninety (90) days after receipt of the Dispute Notice given in this Section 18.1, then either Party may by notice to the other Party refer the Dispute to be decided by final and binding arbitration in accordance with Section 18.2.

18.2 Arbitration. Any arbitration held under this Agreement shall be held in Houston, Texas, unless otherwise agreed by the Parties, shall be administered by the Dallas, Texas office of the American Arbitration Association (“AAA”) and shall, except as otherwise modified by this Section 18.2, be governed by the AAA’s International Arbitration Rules (the “AAA Rules”). The number of arbitrators required for the arbitration hearing shall be determined in accordance with the AAA Rules. The arbitrator(s) shall determine the rights and obligations of the Parties according to the substantive law of the state of Texas, excluding its conflict of law principles, as would a court for the state of Texas; provided, however, the law applicable to the validity of the arbitration clause, the conduct of the arbitration, including resort to a court for provisional remedies, the enforcement of any award and any other question of arbitration law or procedure shall be the Federal Arbitration Act, 9 U.S.C.A. § 2. Issues concerning the arbitrability of a matter in dispute shall be decided by a court with proper jurisdiction. The Parties shall be entitled to engage in reasonable discovery, including the right to production of relevant and material documents by the opposing Party and the right to take depositions reasonably limited in number, time and place; provided that in no event shall any Party be entitled to refuse to produce relevant and non-privileged documents or copies thereof requested by the other Party within the time limit set and to the extent required by order of the arbitrator(s). All disputes regarding discovery shall be promptly resolved by the arbitrator(s). This agreement to arbitrate is binding upon the Parties, Operator’s surety (if any) and the successors and permitted assigns of any of them. At either Party’s option, any other Person may be joined as an additional party to any arbitration conducted under this Section 18.2, provided that the party to be joined is or may be liable to either Party in connection with all or any part of any dispute between the Parties. The arbitration award shall be final and binding, in writing, signed by all arbitrators, and shall state the reasons upon which the award thereof is based. The Parties agree that judgment on the arbitration award may be entered by any court having jurisdiction thereof.

18.3 Continuation of Work During Dispute. Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes.

ARTICLE XIX.

NOTICES

19.1 Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing and shall be personally delivered, sent by pre-paid mail or by a courier or transmitted by facsimile to a Party as follows (or to such other address or facsimile number as the Party may substitute by Notice in accordance with this Section 19.1 after the date of this Agreement):

To Owner:

Sabine Pass LNG, L.P.

Suite 3100

717 Texas Avenue

Houston, Texas 77002

To Operator:

Cheniere LNG O&M Services, L.P.

Suite 3100

717 Texas Avenue

Houston, Texas 77002

19.2 Effective Time of Notice. A Notice given to a Party in accordance with this Article XIX shall be deemed to have been given and received:

(a) if personally delivered to a Person’s address, on the day of delivery;

(b) if sent by courier or prepaid mail, on the day of delivery; and

(c) if transmitted by facsimile to a Person’s facsimile number, and a correct and complete transmission report is received by the sender, on the day of transmission.

ARTICLE XX.

REPRESENTATIONS AND WARRANTIES

20.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as to itself, that, as of the date hereof:

(a) it is duly organized and validly existing under the laws of its jurisdiction of its organization and has all requisite partnership power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b) it has the partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(c) it has taken all necessary action to authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes the valid, legal and binding obligation of such Party enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);

(d) no Government Approval is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement, except such as (A) have been duly obtained or made or (B) can reasonably be expected to be obtained or made when needed;

(e) none of the execution or delivery of this Agreement, the performance by such Party of its obligations in connection with the transactions contemplated hereby, or the fulfillment of the terms and conditions hereof shall: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of, any Applicable Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any security under any agreement or instrument to which it is a Party or by which it or any of its properties or assets are bound;

(f) no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up; and

(g) it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would materially adversely affect such Party’s ability to perform its obligations under this Agreement.

20.2 Additional Representations and Warranties by Operator. Operator further represents and warrants to Owner that it or one of its Affiliates has or will hire O&M Employees who are fully qualified or able to be qualified to operate and maintain the Facility in accordance with the terms hereof.

ARTICLE XXI.

MISCELLANEOUS

21.1 Severability. The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.

21.2 Entire Agreement. This Agreement, including any schedules hereto, contains the complete agreement between Owner and Operator with respect to the matters contained herein and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

21.3 Amendment. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed to in writing by both Parties.

21.4 Additional Documents and Actions. Each Party agrees to execute and deliver to the other Party such additional documents and to take such additional actions and provide such cooperation as may be reasonably required to consummate the transactions contemplated by, and to effect the intent of, this Agreement.

21.5 Schedules. The schedules to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the schedules, the other terms conditions, and provisions of this Agreement shall prevail.

21.6 Interest for Late Payment. Any amount due to a Party pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest from the date such payment was due until paid at a rate equal to the Base Rate in effect from time to time.

21.7 Services Only Contract. This Agreement provides solely that Operator shall provide Services to Owner and shall otherwise perform in accordance with the terms and conditions hereof. Operator shall never assert, nor be deemed to have acquired, title to LNG or Natural Gas from the Facility.

21.8 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

21.9 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas.

21.10 No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party.

21.11 No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or any other relationship of a similar nature between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

OWNER:

SABINE PASS LNG, L.P.

By:	Sabine Pass LNG – GP, Inc., its General Partner

	By:	/s/ Graham McArthur
	Name:	Graham McArthur
	Title:	Treasurer

O&M Agreement

OPERATOR:

CHENIERE LNG O&M SERVICES, L.P.

By:	Cheniere Energy Shared Services, Inc., its General Partner

	By:	/s/ Graham McArthur
	Name:	Graham McArthur
	Title:	Treasurer

O&M Agreement

Schedule 1

DESCRIPTION OF SERVICES

Part 1 — Pre-Mobilization Period

Services to be provided during the Pre- Mobilization Period are:

1.	Appointing an Operator’s Representative in accordance with Section 5.3.

2.	Obtaining all Government Approvals required to be held in the name of the Operator for the performance of Operator’s obligations hereunder.

3.	Preparing an Operating Plan and Budget for the Pre-Mobilization Period and submitting the same to Owner for its approval in accordance with Section 7.2 (a).

4.	Reviewing and advising on the engineering documents, design drawings and diagrams (including piping and instrumentation diagrams), manuals, plans and procedures other engineering documents and performance test procedures prepared by EPC Contractor pertaining to the Facility which shall include the following:

a.	Reviewing the layout of the Facility with respect to:

(i)	Maintainability, accessibility and operability arrangements of equipment and buildings,

(ii)	Warehouse and equipment storage areas,

(iii)	Workshop, administrative facilities, control room and other buildings and offices,

(iv)	Laboratory including fuel testing facilities,

(v)	Installed cranes and hoists,

(vi)	Interconnecting pipelines and metering stations, and

(vii)	Areas assigned for environmental mitigation and protection.

b.	Fire protection systems.

c.	Mechanical systems.

d.	Electrical systems.

e.	Automation, instrumentation and control systems.

f.	EPC Contractor quality control and inspection procedures.

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g.	Metering systems.

h.	HAZOP analysis.

During such review, Operator shall report to Owner on the acceptability of the proposals in these areas, any defects or omissions and proposed improvements, modifications or changes to any such items to ensure that the Facility can be operated and maintained in accordance with this Agreement. Promptly following its review of each item set forth above, Operator shall submit to Owner a memorandum setting forth Operator’s findings with respect to such item.

5.	Reviewing the list of the spare parts, tools, workshop and other equipment and other items provided for within the Project Contracts and prepare a list of inventories of additional items that may required in accordance with the provisions of this Agreement. Such list of inventories shall include the following:

a.	Miscellaneous spare parts,

b.	Operating materials, consumables, chemicals, lubricants and oils,

c.	Capital and strategic spare parts, including the first two year’s supply to be procured by the EPC Contractor,

d.	Tools and equipment,

e.	Laboratory equipment and inspection devices,

f.	Safety equipment,

g.	Workshop equipment,

h.	Furniture, office equipment, computers, computer software, and communication equipment, and

i.	Any other miscellaneous facilities, systems or items as may be necessary for operating and maintaining the Facility.

Upon receipt of Owner’s approval of the list of additional items, if and to the extent requested by Owner, Operator will procure the items so identified.

6.	Obtaining, prior to the performance of any on-site activities, and maintaining the insurance policies required by Operator pursuant to Section 14.2.

7.	To the extent applicable during the Pre-Mobilization Period, preparing and submitting the Standing Procedures for Owner’s review and approval.

8.	Submitting to Owner for its approval an organizational chart, staffing plan (including O&M Employees’ staffing of the Facility), and a description of each job classification and details of the qualifications necessary for an individual to fill such job category during each Applicable Period.

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9.	To the extent applicable during the Pre-Mobilization Period, review of adequacy and scope of the EPC Contractors training program, as well as planning and, within the expenditure limits set forth in the approved training budget, providing as necessary in conjunction with the EPC Contractors training program, a supplemental training program for the training of O&M Employees, including the following:

a.	Initial training of newly recruited staff,

b.	General technical training,

c.	Emergency response training,

d.	First aid training,

e.	Fire Fighting Training,

f.	Management information system training,

g.	Safety training,

h.	Operation and maintenance procedure training,

i.	Administration procedure training,

j.	Environmental procedures, and

k.	Vendor equipment training.

10.	Interfacing with the Manager, Main Automation Contractor and the EPC Contractor to develop Integrated Business, Information, and Control Systems (IBICS) that will encompass both the operation of the Facility and of other related systems. The EPC Contractor will be required to work with the Main Automation Contractor to design, specify, procure, install, and integrate the following portions of IBICS related to the Facility into the overall Owner systems:

a.	LNG plant process distributed control systems (dcs) and operator interface console

b.	Distributed Control System historian

c.	Electronic flow measurement systems

d.	Measurement historian and management system

e.	LNG tank inventory and composition monitoring system

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f.	Fire and gas detection system for process, storage and marine terminal

g.	Business intelligence and reporting system through web portals

h.	Marine terminal controls of off-loading arm systems

i.	Access control system/security card reader/pob reports

j.	Perimeter fence barrier, marine terminal and access gate intrusion detection systems

k.	Closed circuit television process and security monitoring and recording system

l.	Electrical power management system

m.	Weather station monitoring and data recording system

n.	Equipment reliability and performance monitoring

o.	Work permit & psm management

p.	Document management

q.	Operator qualification and training

r.	Accident investigation

s.	Engineering drawings and documents

t.	Vendor manuals and data

u.	Facility policies and procedures

v.	Industry standards

w.	Government regulations

x.	Engineering references

y.	Marine operations archives

z.	Process safety management

aa.	Regulatory compliance

bb.	Site safety policies and procedures manuals

cc.	Statistics and reporting

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dd.	Management of change

ee.	Human resource systems

ff.	Office applications

gg.	Financial systems

hh.	Purchasing/inventory/warehouse.

11.	Interfacing with the Marine Services Company.

12.	Recommending and implementing, at Owner’s request and in cooperation with the Main Automation Contractor, a computerized maintenance management system (“CMMS”), inventory control system and a purchasing system including implementing as part of the CMMS, a system for producing and historically compiling work orders for the preventive, predictive and corrective maintenance of the Facility.

13.	Recommending and implementing, at Owner’s request, personnel procedures, code of conduct and FERC compliance procedures.

14.	Providing a monthly status report to Owner in form and content reasonably requested by Owner.

15.	Cooperating with the engineers representing the Owner’s lenders.

16.	Performing any other tasks as are reasonably requested by Owner from time to time.

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Part 2 — Mobilization and Start-Up Period

Services to be provided by Operator to Owner during the Mobilization and Start-Up Period are:

1.	Preparing an Operating Plan for the Mobilization and Start-Up Period in accordance with Section 7.2(b).

2.	Promptly reviewing and commenting on piping and instrumentation diagrams, the manuals, other engineering documents and procedures prepared by the EPC Contractor.

3.	Preparing recommendations to Owner on:

a.	maintenance and storage facilities, initial tools, lifting tackles, workshop and other equipment, vehicles supplies (including chemicals and lubricants required pursuant to the EPC Contract) and spare parts inventories, security and safety systems and plans, any necessary or desirable special clothing or safety gear for personnel and such other equipment, facilities and systems as may be necessary or desirable for operating and maintaining the Facility in accordance with the provisions of this Agreement,

b.	an adequate inventory of all consumables to be maintained at the Facility,

c.	an inventory of all strategic spares considered necessary for the operation and maintenance of the Facility during the first two (2) years after the Substantial Completion Date,

d.	an inventory of all components required for the first planned inspections of the type of equipment installed at the Facility, and

e.	O&M Employee staffing of the Facility.

4.	Establishing or procuring to the extent not provided under the EPC Contract and with the approval of Owner those items identified in Section 3 above.

5.	Reviewing and commenting on EPC Contractor’s pre-commissioning, commissioning cool down and performance test procedures.

6.	Reviewing and commenting on the marine manual and other procedures to be prepared by the Marine Services Company.

7.	Reviewing and commenting on systems, plans, procedures, and standard reports developed by the Main Automation Contractor for use during the Operating Period..

8.	Providing technical expertise and assisting Owner in connection with the monitoring of the commissioning, start-up and performance testing of the Facility and, in conjunction with the EPC Contractor, advising Owner as to the progress of the performance testing and as to whether or not the Facility has successfully passed the performance tests under the EPC Contract.

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9.	Preparing and submitting to Owner the final Standing Procedures no later than one hundred and twenty (120) Days prior to the scheduled Substantial Completion Date.

10.	Providing qualified (and if required, licensed) O&M Employees in accordance with Section 5.1, including Subcontractors.

11.	Reviewing EPC Contractor’s planned training program and commenting on scope and adequacy.

12.	Monitoring the training program with respect to the Facility provided by the EPC Contractor.

13.	With the assistance of Owner, developing and providing as necessary in conjunction with the EPC Contractor’s training program, a supplemental training program for the training of the O&M Employees.

14.	Working with Owner to develop policies, procedures, systems and programs required to ensure that Owner’s obligations under the Project Contracts in connection with operation and maintenance of the Facility will be satisfied.

15.	Assisting Owner in reviewing the punch list prepared by the EPC Contractor with respect to the construction of the Facility.

16.	Coordinate with the EPC Contractor and Owner to ensure that the Facility is Ready For Cool Down, performance testing and operation in accordance with the standards of performance set out in this Agreement.

17.	Coordinating pipeline nominations with the pipelines which interconnect to the Facility.

18.	Maintaining the insurance policies required by Operator pursuant to Section 14.2.

19.	Providing a biweekly status report to Owner in form to be agreed upon by Operator and Owner.

20.	Preparing Operator’s daily walk-through log beginning on the earlier of system flushes or equipment commissioning.

21.	Beginning the twenty-four (24) hour monitoring of Facility operation by O&M Employees as agreed with Owner.

22.	Developing, providing and implementing a system for trending operating data collected by the O&M Employees on components and systems.

23.	Cooperating with the engineers representing the Owner’s lenders.

24.	Performing any other tasks as are reasonably requested by Owner from time to time.

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Part 3— Operating Period

Services to be provided by Operator to Owner during the Operating Period are :

1.	Coordinating LNG deliveries with Owner and the Commercial Designee, and administering the receipt and handling of LNG.

2.	Coordinating Natural Gas nominations with pipelines that interconnect to the Facillity.

3.	Preparing a Budget, Maintenance Program and Operating Plan for each Operating Year and submitting the same to Owner for its approval in accordance with Article VII of the Agreement.

4.	Supervising, managing, directing and controlling all aspects of the day to day operation and maintenance of the Facility.

5.	Continuing to implement the training courses and programs developed by Operator.

6.	Carrying out such periodic performance tests of the Facility as Owner may request and recommend to Owner any remedial action which Operator considers necessary to correct any operational deficiencies arising from the analysis of test results or otherwise revealed during operation of the Facility.

7.	Maintaining sufficient numbers of qualified and, if required, licensed personnel to perform Operator’s obligations under this Agreement.

8.	Preparing and maintaining daily operating logs and records regarding operation and maintenance of the Facility.

9.	Providing such information for technical evaluation thereof as may be reasonably requested by Owner.

10.	Causing to be performed, or contract for and oversee the performance of periodic overhauls and scheduled and unscheduled maintenance required for the Facility.

11.	Managing, organizing and supervising such contracted and subcontracted maintenance, repair and testing services as shall be required to carry out scheduled inspections, periodic overhauls, unscheduled maintenance and any major breakdown repairs.

12.	Promptly providing Notice to Owner and the FERC of planned and forced outages at the Facility.

13.	Promptly providing Notice to Owner and the FERC of the likelihood or occurrence of any event including a Force Majeure event materially adversely affecting operation of the Facility.

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14.	Monitoring the inventory of and purchase, in accordance with the terms of this Agreement, all required spare parts, tools, equipment, consumables and supplies and contract for the services required for the day to day operation and maintenance of the Facility.

15.	Causing to be maintained:

a.	all roads, yards, walkways, dikes, mitigation areas, landscaping and utilities at the Facility,

b.	the tool room, equipment and instruments pertaining to the Facility, and

c.	the Facility’s fire protection, health equipment and safety equipment.

16.	Carrying out the reading, testing and any calibration of meters as requested by Owner and attend and witness the reading, testing and calibration of meters.

17.	Furnishing to Owner all information necessary to enable Owner to prepare invoices and review such invoices, as requested by Owner.

18.	Causing adequate security to be provided for the Facility and develop such systems to cause Emergency situations to be promptly and adequately responded to.

19.	Implement and cause to be maintained adequate safety, health, and environmental management systems to comply with Applicable Laws and the safety, health, and environmental policies, standards, and guidelines of Owner and Operator.

20.	Monitoring the quantity and quality of water delivered to the Facility.

21.	Implementing and supervising the preventive and predicative maintenance program, including CMMS.

22.	Implementing and supervising the applicable systems and procedures developed for the Integrated Business, Information and Control System (IBICS).

23.	Providing technical engineering support for solving operation and maintenance problems.

24.	Ensuring the implementation of and compliance with the Standing Procedures, including the O&M Procedures Manual, by the O&M Employees, Subcontractors and all other Persons on the Site.

25.	Recommending modifications, capital repairs, replacements and improvements to the Facility and components thereof and, at Owner’s request, cause the same to be implemented, subject to such terms and conditions as the Parties may agree.

26.	Maintaining accounting records regarding its Services hereunder in such detail as required by Owner and the FERC.

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27.	Co-operating in the provision of information to Owner, its vendors, lenders, consultants, accountants and attorneys.

28.	Assisting Owner in the enforcement of vendor warranties and guaranties.

29.	Scheduling, hiring and supervising Subcontractors and vendors as may be necessary for the performance of the Services hereunder.

30.	Promptly notifying Owner of all known defects in the Facility and if requested by Owner, liaise with the EPC Contractor to ensure that all such defects appearing during the applicable defect correction period or other warranty period are corrected to the reasonable satisfaction of Owner, but shall not agree to any course of action without the consent of Owner.

31.	Prior to the termination of this Agreement, preparing a recommended spare parts inventory based upon the condition of the Facility at that time.

32.	Carrying out all necessary public relations activities with the local community and public agencies in the vicinity of the Site; provided that all press releases made on behalf of Owner shall first be approved by Owner in writing.

33.	Carrying out periodic drills and exercises throughout the Facility to ensure efficient implementation of emergency response plans by the operating personnel in accordance with the terms of this Agreement.

34.	Performing daily material balance around the Facility including inventory of LNG tanks, measurement of LNG received at the Facility, fuel gas usage, estimates of blanket gas, and measurement of Natural Gas at the Pipeline Delivery Point.

35.	Communicating daily to Owner the available capacity of the Facility for the upcoming period.

36.	Cooperating with the engineers representing the Owner’s lenders.

37.	Performing any other tasks reasonably requested by Owner in connection with the operation and maintenance of the Facility.

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Schedule 2

OPERATING PLAN AND BUDGET INFORMATION

Part 1- Operating Plan Information

The following information, as applicable, will be included in each Operating Plan for the Applicable Period:

1.	Planned routine operational services.

2.	Planned routine maintenance and repair for each part of the Facility.

3.	Information regarding the inventory and proposed procurement of equipment, spares, tools and in the case of major equipment, the residual life, routine operational information, general operating data and other Project data.

4.	Scheduled outages for major equipment.

5.	Staffing plans of Operator (indicating any changes in the level of staff or in the management personnel at the Facility) and details of the numbers of part-time and temporary staff, consultants, operating staff and maintenance staff.

6.	Planned training program.

7.	Contract strategy and a description of material Subcontracts proposed to be entered into and material Subcontracts then in effect.

8.	Planned administrative activities and the status of relationships with parties to the Project Contracts, the local community and all Government Authorities having jurisdiction over the operation and maintenance of the Facility or Operator.

9.	Operators recommendations on any matters affecting the operation and maintenance of the Facility (such as modifications, capital improvements or capital expenditure or changes in the O&M Procedures Manual or Standing Procedures) together with reasons therefore.

10.	A description of any (i) change in Applicable Laws or (ii) proposed change in Applicable Laws of which Operator has knowledge, which in either case may affect the operation or maintenance of any part of the Facility, together with a breakdown of any incremental costs associated therewith.

11.	Operator’s environmental plan describing the actions necessary to ensure that the Facility complies with all Government Approvals and all Applicable Laws, and

12.	Such other works and activities as are necessary for Operator to comply with its obligations under this Agreement.

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Part 2- Budget Expense Categories

Operator will maintain expense categories in accordance with the FERC standard Code of Accounts as directed by Owner. The following items are examples of the expense category details to be provided by Operator in each Budget submitted to Owner:

ADMINISTRATION

Payroll (administrative personnel)

Benefits

Employee Expenses

Environmental

Safety

Building/Grounds

Office Expenses

Rents/Leases

Services

Insurance

Other

FACILITY OPERATION, MARINE COORDINATION AND SECURITY

Payroll (operations personnel)

Benefits

Employee Expenses

Chemicals

Control Room/Laboratory

Other

MAINTENANCE (REPAIR PARTS AND OUTSIDE SERVICES)

Payroll (maintenance employees)

Benefits

Employee Expenses

Water Treatment System

Painting

Environmental Controls including waste treatment system

Electrical and Controls

Cooling System

Vaporizers

Pumps

Tanks

Other

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Schedule 3

DESCRIPTION OF INSURANCE COVERAGE

Insurance To Be Maintained by the Owner:

The Owner shall procure or cause another Person to procure and maintain in full force and effect at all times on and after the Effective Date (unless otherwise specified below) and continuing throughout the term of this Agreement (unless otherwise specified below) insurance policies with insurance companies authorized to do business in Louisiana (if required by law or regulation) with (i) a Best Insurance Reports rating of “A-” or better and a financial size category of “IX” or higher, (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Agent, with limits and coverage provisions in no event less than the limits and coverage provisions set forth below.

(1)	General Liability Insurance: Liability insurance on an occurrence basis against claims filed anywhere in the world and occurring anywhere in the world for the Owner’s liability arising out of claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for, products-completed operations, blanket contractual, broad form property damage, personal injury insurance and independent contractors, with a $10,000,000, increasing to $100,000,000 on or before giving the Notice To Proceed under the EPC Contract, minimum limit per occurrence for combined bodily injury and property damage provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(2)	Automobile Liability Insurance: Automobile liability insurance for the Owner’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of the Owner, including loading and unloading, with a $10,000,000 (increased to $25,000,000 on giving the Notice To Proceed under the EPC Contract) minimum limit per accident for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(3)	Marine General Liability Insurance: On or before giving the Notice To Proceed under the EPC Contract, marine general liability insurance against claims for bodily injury, property damage, marine contractual liability, tankerman’s liability, pollution liability, removal of wreck and/or debris, collision liability and tower’s liability with the sister-ship clause un-amended arising out of any vessel or barge owned, rented or chartered by the Owner, EPC Contractor, subcontractors or Operator with a $100,000,000 limit per occurrence provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

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(4)	Marine Terminal Operators Liability Insurance: No later than 3 months prior to the arrival of the first LNG Vessel, marine terminal operators liability insurance covering claims arising out of operations including products and completed operations hazard and independent contractors for all sums which Owner shall become obligated to pay by reason of bodily injury or property damage as a result of loss, damage, injury or expense (including expenses for removal of the spill of a pollutant) and including loss of use, to any vessel and its equipment, cargo, freight or other interests onboard, the property of others, including the cost of or expense for the removal of wreck or debris of such property, while docking, undocking, or while in EPC Contractor’s, Owner’s or Operator’s custody or possession at the Project Site or while proceeding to or from the Project Site or caused directly or indirectly by the freeing or breaking away from such premises. The limit for such insurance shall be set a level that is reasonably acceptable to Owner and the Agent and sufficient to cover the maximum probable loss to LNG owned by others and stored at the Site, LNG Vessel and its contents, but in no case less than $150,000,000. A maximum deductible or self-insured retention of $250,000 per occurrence shall be allowed.

(5)	Operational Property Damage Insurance: On or prior to Substantial Completion under the EPC Contract, property damage insurance on an “all risk” basis insuring the Owner, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption), flood, windstorm, boiler and machinery accidents, strike, riot, civil commotion and sabotage, but excluding terrorism.

(a)	Property Insured: The property damage insurance shall provide coverage for (i) the buildings, structures, boilers, machinery, equipment, facilities, fixtures, supplies, and other properties constituting a part of the Project, (ii) the cost of recreating plans, drawings or any other documents or computer system records, (iii) electronic equipment, (iv) foundations and other property below the surface of the ground and (v) LGN which is owned by the Owner or for which the Owner is contractually required to insure.

(b)

Additional Coverages: The property damage policy shall insure (i) when needed, insured property prior to its being moved to or from the Site and while located away from the Site, including ocean marine and air transit coverage (if applicable) with limits sufficient to insure the full replacement value of the property or equipment, (ii) if not included in the definition of loss, attorney’s fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property in a minimum amount of $1,000,000, (iii) the cost of preventive measures to reduce or prevent a loss (sue & labor) in an amount not less than $5,000,000, (iv) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances with sub-limits not less than 10% of the “Full Insurable

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Value”, (v) debris removal with sub-limits not less than $10,000,000 or 25% of the loss, whichever is greater and (vi) expediting expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property in excess of the business interruption even if such expense does not reduce the business interruption loss) in an amount not less than $10,000,000.

(c)	Special Clauses: The property damage policy shall include (i) a 72 hour clause for flood, windstorm and earthquakes, (ii) an unintentional errors and omissions clause, (iii) a requirement that the insurer pay losses within 30 days after receipt of an acceptable proof of loss or partial proof of loss and (iv) an other insurance clause making this insurance primary over any other insurance.

(d)	Sum Insured: The property damage policy shall (i) value losses at their repair or replacement cost, without deduction for physical depreciation or obsolescence, including custom duties, taxes and fees, (ii) insure the Project in an amount not less than the “Full Insurable Value” (for purposes of this Schedule 3, “Full Insurable Value” shall mean the full replacement value of the Project, including any improvements, equipment, spare parts and supplies, without deduction for physical depreciation and/or obsolescence and (iii) insure flood and windstorm coverage with a sub-limit not less than 125% of the probable maximum.

(e) Deductibles: The property damage policy may have deductibles of not greater than $1,000,000 per occurrence, except for the flood and windstorm coverage which may have a deductible not greater than 3% of the values at risk, subject to a maximum of $10,000,000.

Insurance to be Maintained By Operator

The Operator will procure or cause to be procured and maintain in full force and effect at all times on or after the Effective Date (unless otherwise specified herein) and continuing throughout the term of this Agreement (unless otherwise specified herein), insurance policies with insurance company (ies) authorized to do business in the State of Louisiana (if required by law or by regulation) with a (i) a Best Insurance Rating of “A-” or better and a financial strength rating of “IX” or higher, or (ii) a Standard & Poor’s financial strength rating of “BBB+” or higher, or (iii) other companies acceptable to the Owner, with limits and coverage provisions set forth below:

(1)

Workers Compensation and Employers Liability Insurance: Operator shall comply with all applicable law with respect to workers’ compensation requirements and other similar requirements where the Work is preformed. Such coverage shall include coverage for all states and other applicable jurisdictions,

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voluntary compensation coverage, alternate employer endorsement and occupational disease. If the Services are to be performed on or near navigable waters, the policy (ies) shall include coverage for United States Longshoremen’s and Harbor Workers Act, and, if applicable, coverage for the Death on the High Seas Act, the Jones Act, the Outer Continental Shelf Lands Act and any other applicable law regarding maritime law. A maritime employers liability policy may be used to satisfy applicable parts of this requirement with respect to Work performed on navigable waters. If Operator is not required by applicable law to carry Workers’ Compensation insurance, then Operator shall provide the types and amounts that are mutually agreed between the Operator and the Owner.

Limits to be provided:

Workers’ Compensation: Statutory

Employer’s Liability: US $1,000,000 each accident, US $1,000,000 disease each employee, US $1,000,000 disease policy limit.

(2)	Commercial General Liability: Operator shall provide or cause to be provided Commercial General Liability insurance on an occurrence basis covering against claims occurring anywhere world for the Operator’s liability for bodily injury (including bodily injury and death), property damage (including loss of use) and personal injury. Such insurance shall provide coverage for products and completed operations, blanket contractual, broad form property damage and independent contractors.

Limits to be provided:

US $1,000,000 combined single limit in any one occurrence;

US $1,000,000 general aggregate;;

US $ 1,000,000 products and/or completed operations aggregate..

This coverage will be subject to a maximum deductible of US $250,000. in any one occurrence.

(3)	Automobile Liability: Operator shall provide or cause to be provided Commercial Automobile Liability covering the Operator’s liability arising out of claims for bodily injury and property damage for all owned and non-owned, leased or hired vehicles of the Operator, including loading and unloading thereof and appropriate no-fault provisions wherever applicable.

Limit to be provided:

US $ 1,000,000 combined single limit for Bodily Injury and Property Damage.

This coverage will be subject to a maximum deductible of US $25,000 in any one accident or occurrence.

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(4)	Umbrella or Excess Liability: On or prior to the Substantial Completion Date, Borrower shall provide Umbrella or Excess Liability insurance on a “following form” basis. Coverage shall be excess of limits provided by the Borrower for Commercial General Liability and Automobile Liability insurance. The aggregate limit shall apply separately to each annual policy period.

Limits to be provided:

$5,000,000 combined single limit each occurrence; and

$5,000,000 aggregate limit

(5)	Fidelity: On or prior to the Substantial Completion Date, Fidelity insurance providing coverage for employee dishonesty including theft, computer funds transfer fraud, alteration and forgery insuring loss of money, securities or other property resulting from any fraudulent or dishonest act committed by the Operator’s employees, whether acting alone or in collusion with others in an amount not less than $10,000,000 and a deductible not greater than $25,000 each loss.

Such insurance shall also include (a) a discovery period not less than 12 months, (b) loss by unidentified employees, (c) temporary employees, (d) automatic cover for all employees and officers and (e) auditor charges with a limit not less than $20,000.

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Schedule 4

STANDING PROCEDURES

Operator shall:

1.	Develop organization and staffing proposals for the Facility together with a human resources policy to include a profile of suitable recruits, training requirements, compensation package, terms of employment (including, if agreed between the Parties as appropriate, an employee incentive scheme), mobilization requirements, industrial relations policy, union policy (if applicable) and job design;

2.	Prepare a set of safety procedures for working on all electrical, mechanical and chemical items located at the Facility;

3.	Prepare a system and procedure for the control of material modifications to the Facility;

4.	Obtain or initiate all registers, documentation, or records required by Applicable Law and in accordance with International LNG Terminal Standards, including:

a.	a register of all equipment tests subject to statutory inspection, including recording all test dates and results; and

b.	a project status report, which shall be updated at regular intervals, in which the current conditions of all major items of plant and equipment is to be recorded, together with proposals and timing for major repair work and cost/benefit analyses;

5.	Prepare and maintain a confidential security plan regarding Facility security including interface with the U.S. Coast Guard, Homeland Security and other Government Authorities;

6.	Prepare the O&M Procedures Manual which will contain the following specific manual instructions and procedures for the Facility:

a.	Safety;

b.	Operating Instructions;

c.	Laboratory procedures;

d.	Maintenance Instructions;

e.	Chemical handling and disposal procedures;

f.	Administration procedures;

g.	Incident reporting procedures;

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h.	Security procedures;

i.	Performance monitoring procedures;

j.	Planned maintenance schedules;

k.	First Aid;

l.	Fire Fighting;

m.	Emergencies;

n.	Environmental Compliance;

o.	Testing procedures;

p.	Emergency response plan;

q.	Spill prevention plan;

r.	Community emergency response plan;

7.	prepare a work control system;

8.	prepare a budget and expenditure control system;

9.	prepare a stores and spares inventory recording and requisitions system; and

10.	prepare a procedure for the procurement of all supplies and services required by Operator to perform its obligations hereunder, including Subcontractor control and supervision system and prepare a system for the review and updating of O&M Procedures Manual for the Facility.

11.	prepare regulatory compliance and safe work practices procedures, including:

•	Access Control Plan and Procedures

•	Homeland Security Compliance Procedures

•	LNG Plant Operating Procedures

•	Valve Isolation Policy

•	Emergency Response Plan and Procedures

•	Site Safety Plan and Procedures

•	Safe Work Practices

•	DOT 199 Substance Abuse Prevention Program

•	Training and Operator Qualification Plan in accordance with DOT 193

•	Marine Fire Protection and Emergency Procedures Plans

•	Marine Staff Training

•	LNG Marine Terminal Operating Procedures

•	LNG Marine Terminal Regulations Manual

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12.	Prepare General Operations Plans and Procedures, including:

•	IT Plan and Procedures

•	Budget Planning and Procedures

•	Facilities Integration and Shared Services Plan

•	Security Plan and Procedures

•	Management Control and Reporting; Daily, Weekly, Monthly, Annual KPI’s and Reports

•	Meeting Schedules and Agenda

•	Plant Tours for Outside Visitors Plan and Procedures

•	Risk Management Plan and Risk Register

•	Contract Management Plan

•	Local Contracts Requirements for Materials and Services

•	Long Term Service Agreements

•	Maintenance Contracting Strategies and Selection

•	Radios, Telephones, Pagers, Satellite, Cellular Phone Plan

•	Measurement Manual

•	Vehicle Policies and Procedures

•	Management of Change Procedures

•	Medical Emergency Response Plan and Procedures

•	Waste Management, Collection and Disposal Plan

•	Maintenance Plan

•	Equipment and Vehicles Purchase, Receipt

•	Vaporizer Repair Plan

•	Owner Equipment Handling Study

•	Operability Assurance Plan

•	Startup and Commissioning Plan

•	EPC Contractor Document Handover and Review

13.	Prepare Recruitment and Staffing Plans including:

•	Manpower Plan Forecast

•	Job Positions and Titles

•	Recruitment Timeline

•	Competencies by Position Families

•	Position Descriptions

•	Detailed Training Matrix

•	Specialized Training

•	Local Content Plan

•	Recruitment and Interviewing of candidates

•	HR Policies and Procedures

•	Training and Operator Qualification Plan

•	Training Schedules, Logistics and Activities

•	Training Evaluation and Employee Assessment

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14.	Prepare Readiness Plan, including:

•	Procurement Plans and Procedures

•	Material Management Plan

•	Warehouse and Inventory Plan

•	2 Year Operating and Capital Spare Review

•	Capital Spares Purchase, Receipt, Stocking

•	Shelving Plan, Design, Purchase, Receipt, Installation

•	Set Up Warehouse

•	Set Up Laboratory

•	Set Up Main Control Room

•	Set Up Maintenance Shops

15.	Provide CMMS Development including:

•	Review EPC Contractor documentation and data as well as load database and index provided by EPC Contractor

•	Reliability Centered Maintenance and Criticality Studies

•	Review integration with Shared Resources

•	Award Engineering Services Contract

•	Manage Resources and Engineering Services

16.	Prepare Marine Operations Plans and Procedures including:

•	Terminal Design, Bathymetry, Environmental and Maneuverability Studies

•	Integration with Shared Services

•	Marine Fire Protection and Emergency Procedures Plans

•	Marine Staff Training

•	Tugs and Service Boats decisions

•	LNG Marine Terminal Operating Procedures

•	LNG Marine Terminal Regulations Manual

•	Marine Terminal Maintenance Plan

•	Tugs and Service Boats decisions

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Schedule 5

LIST OF PROJECT CONTRACTS

1. Engineering, Procurement and Construction Agreement dated December 18, 2005 between the Owner and Bechtel Corporation, as amended.

2. Terminal Use Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Owner; as amended by the Amendment of LNG Terminal Use Agreement, dated as of January 24, 2005.

3. Omnibus Agreement dated as of September 2, 2004 between Total LNG USA, Inc. and the Owner.

4. Terminal Use Agreement dated as of November 8, 2004 between Chevron U.S.A. Inc. and the Owner.

5. Omnibus Agreement dated as of November 8, 2004 between the Owner and Chevron U.S.A. Inc.

6. Lease Agreement, dated January 15, 2005, among Crain Brothers Ranch, Inc., Marguerite Domatti as Trustee of M. A. Domatti Management Trust, Eva L. Domatti, individually and as Trustee, Domatti Family Living Trust, Erika Domatti and Renata Domatti, collectively as Lessor, and Owner, as Lessee, amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Owner.

7. Lease Agreement, dated January 15, 2005, between Crain Lands, L.L.C., as Lessor and Owner, as Lessee, as amended by that Amendment to Lease, dated as of February 24, 2005, among Lessor and Owner.

8. Lease Agreement, dated January 15, 2005, among George A. Davis, Carmen V. Gebhardt Trust-Carmen V. Gebhardt, Trustee, Linda D. Dlouhy Trust – Robert Dlouhy and Linda Dlouhy, Trustees, Mary P. Davis Lakhardi, Edwin Scott Henry, Charles Gregory Henry, Candace Henry Oliver, Wilma Davis Bride, James Austin Guthrie, Earl Guthrie, Lonnie A. Davis, Jr., Daniel D. Davis, Sandra Denise Davis, Martha Davis Johnson, Sharon Davis Faulk, Daniel Ellender, and Sally Ellender Gay, collectively as Lessor, and Owner as Lessee.

9. The terminal use or similar agreement to be entered into by the Owner pursuant to the Option Agreement dated December 23, 2003 between Cheniere LNG Inc. and J&S Cheniere S.A.

10. Credit Agreement dated as of February 25, 2005, among Owner, each of the lenders that is a signatory to the Credit Agreement, Société Générale, as Administrative Agent for the lenders (the “Agent”) and HSBC Bank USA, National Association, as Collateral Agent for the lenders (“Collateral Agent”).

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11. Collateral Agency Agreement dated as of February 25, 2005, among the Collateral Agent, the Agent and the Owner.

12. Multiple Indebtedness Mortgage, Assignment of Leases and Rents, and Security Agreement dated February 25, 2005 by the Owner as Mortgagor in favor of Collateral Agent as the Mortgagee.

13. Security Agreement dated February 25, 2005 between the Owner and the Collateral Agent.

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